Exhibit 10.24

EXECUTION VERSION

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

AXLE HOLDINGS II, LLC

(continued)

(continued)

(continued)

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT OF

AXLE HOLDINGS II, LLC

This Amended and Restated Limited Liability Company Agreement of Axle Holdings II, LLC, a Delaware limited liability company (the “Company”) is made as of May 25, 2005 by and among the individuals or entities listed under the heading “Kelso Members” on Schedule A hereto (each a “Kelso Member” and collectively, the “Kelso Members”), Thomas C. O’Brien, Scott Pettit, David Montgomery, Don Hermanek, John Kett, John Nordin and Sidney Kerley (each a “Management Member” and collectively, the “Management Members,” which term shall also include such other management employees of the Company and its Affiliates as shall become members of the Company after the date hereof in accordance with Section 4.8 of this Agreement), the entities listed under the heading “Parthenon Members” on Schedule A hereto (each a “Parthenon Member” and the collectively, the “Parthenon Members”), Magnetite Asset Investors III L.L.C. (“Magnetite,”), Brian T. Clingen and Dan Simon (each an “Investor Member” and, together with the Parthenon Members and Magnetite, collectively the “Investor Members,” which term shall also include those other individuals or entities who become members of the Company and are designated “Investor Members” after the date hereof in accordance with Section 4.8 of this Agreement). The Kelso Members, the Investor Members and the Management Members are collectively referred to herein as the “Members.” Any capitalized term used herein without definition shall have the meaning set forth in Article I.

ARTICLE I

DEFINED TERMS

Section 1.1 Definitions.

“Accounting Period” means, for the first Accounting Period, the period commencing on the day after the Initial Capital Contribution Date and ending on the next Adjustment Date. All succeeding Accounting Periods shall commence on the day after an Adjustment Date and end on the next Adjustment Date.

“Additional Capital Contribution Event” shall have the meaning set forth in Section 7.4(a).

“Additional Member” shall have the meaning set forth in Section 4.8(a).

“Adjustment Date” means the last day of each fiscal year of the Company or any other date determined by the Board, in its sole discretion, as appropriate for an interim closing of the Company’s books.

“Affiliate” means, with respect to a specified Person, any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the specified Person. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” means this Limited Liability Company Agreement of the Company, as this agreement may be amended, modified, supplemented or restated from time to time after the date hereof.

“Applicable Performance Percentage” shall have the meaning set forth in Section 8.1(b)

“Auction Services Business” shall have the meaning set forth in Section 4.6(a)(i).

“Benchmark Amount” shall have the meaning set forth in Section 8.1(e).

“Board” shall have the meaning set forth in Section 5.1(a).

“Business Day” means any day of the week other than a Saturday, Sunday or a day on which the commercial banks in New York City are not open for business.

“Call Rights” shall have the meaning set forth in Section 13.5(b).

“Capital Account” shall have the meaning set forth in Section 7.1.

“Capital Contribution” means, for any Member, the total amount of cash and the Fair Market Value of any property contributed to the Company by such Member (including any capital deemed contributed pursuant to the provisions of the penultimate sentence of Section 7.5), as such amount is set forth opposite the name of such Member on Schedule A hereto under the heading “Capital Contribution.”

“Carrying Value” means with respect to any Interest purchased by the Company, the value equal to the Capital Contribution made by the selling Management Member in respect of any such Interest less the amount of distributions made in respect of such Interest.

“Certificate” means the Certificate of Formation of the Company and any and all amendments thereto and restatements thereof filed on behalf of the Company with the office of the Secretary of State of the State of Delaware pursuant to the Delaware Act.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the recitals to this Agreement.

“Common Units” mean a class of Interests in the Company, as described in Section 4.2(a). For the avoidance of doubt, Common Units shall not include Override Units.

“Compensation Committee” shall have the meaning set forth in Section 4.8(a).

“Confidential Information” shall have the meaning set forth in Section 4.6(b).

“Covered Person” means a current or former Member or Director, an Affiliate of a current or former Member or Director, any officer, director, shareholder, partner, member, employee, representative or agent of a current or former Member or Director or any of their respective Affiliates, or any current or former officer, employee or agent of the Company or any of its Affiliates.

“Deficit” shall have the meaning set forth in Section 9.2(a).

“Delaware Act” means the Delaware Limited Liability Company Act, 6 Del. C. §18-101, et seq., as amended from time to time.

“Directors” shall have the meaning set forth in Section 5.1(a).

“Disability” means with respect to a Management Member, the termination of the employment of any Management Member by the Company or any Subsidiary of the Company that employs such individual (or by the Company on behalf of any such Subsidiary) as a result of such Management Member’s incapacity due to reasonably documented physical or mental illness that shall have prevented such Management Member from performing his or her duties for the Company on a full-time basis for more than six months and within 30 days after written notice has been given to such Management Member, such Management Member shall not have returned to the full time performance of his or her duties, in which case the date of termination shall be deemed to be the last day of the aforementioned 30-day period, provided that in the case of any Management Member who, as of the date of determination, is party to an effective services, severance or employment agreement with the Company or any Subsidiary of the Company that employs such individual, “Disability” shall have the meaning, if any, specified in such agreement.

“Distributable Amount” shall have the meaning set forth in Section 10.2.

“Drag-Along Right” shall have the meaning set forth in Section 13.10(b).

“Exit Event” shall mean a transaction or series of transactions (other than an Initial Public Offering):

(a)	involving the sale, transfer or other disposition by the Kelso Members to one or more Persons that are not, immediately prior to such sale, Affiliates of the Company or any Kelso Member, of all of the Interests of the Company beneficially owned by the Kelso Members as of the date of such transaction; or

(b)	involving the sale, Transfer or other disposition of all of the assets of the Company and its Subsidiaries, taken as a whole, to one or more Persons that are not, immediately prior to such sale, transfer or other disposition, Affiliates of the Company or any Kelso Member. For the avoidance of doubt, assets of the Company shall include, without limitation, shares of common stock of Axle Holdings, Inc., a Delaware corporation, that are held by the Company.

“Fair Market Value” means, as of any date,

(a)	for purposes of determining the value of any property owned by, contributed to or distributed by the Company, (i) in the case of publicly-traded securities, the average of their last sales prices on the applicable trading exchange or quotation system on each trading day during the five trading-day period ending on such date and (ii) in the case of any other property, the fair market value of such property, as determined in good faith by the Board, or

(b)	for purposes of determining the value of any Member’s Interest in connection with Section 13.5 (“Puts and Calls”) and Section 13.6 (“Involuntary Transfers”), (i) the fair market value of such Interest as reflected in the most recent appraisal report prepared, at the request of the Board, by an independent valuation consultant or appraiser of recognized national standing, reasonably satisfactory to Kelso, or (ii) in the event no such appraisal exists or the date of such report is more than one year prior to the date of determination, the fair market value of such Interest as determined in good faith by the Board.

“Financing Documents” shall have the meaning set forth in Section 13.5(c).

“Final Value” shall mean the total Fair Market Value of all distributions received by Kelso from the Company in respect of Kelso's investment in the Company, calculated giving simultaneous effect to the applicable level of participation of Value Units in distributions pursuant to Section 8.1(b).

“IAAI” means Insurance Auto Auctions, Inc., an Illinois corporation.

“Inactive Management Member” shall have the meaning set forth in Section 8.2.

“Initial Capital Contribution” shall mean, with respect to a Member, the Capital Contribution to be made by such Member on the Initial Capital Contribution Date, as set forth on Schedule A.

“Initial Capital Contribution Date” shall mean the date of this Agreement.

“Initial Public Offering” or “IPO” means the first underwritten public offering of the common stock of Newco or a Subsidiary of the Company to the general public through a registration statement filed with the Securities and Exchange Commission that covers (together with prior effective registrations) (i) not less than 25% of the then outstanding shares of common stock of Newco or such Subsidiary of the Company on a fully diluted basis or (ii) shares of Newco or such Subsidiary of the Company that will be traded on any of the New York Stock Exchange, the American Stock Exchange or the National Association of Securities Dealers Automated Quotation System after the close of any such general public offering.

“Initial Value” means Kelso's aggregate Capital Contributions to the Company.

“Interest” means the limited liability interest in the Company which represents the interest of each Member in and to the profits and losses of the Company, such Member’s right to receive distributions of the Company’s assets, as set forth in this Agreement.

“Investor Member” has the meaning set forth in the recitals to this Agreement.

“Involuntary Transfer” shall have the meaning set forth in Section 13.6.

“Involuntary Transferee” shall have the meaning set forth in Section 13.6.

“IRR” shall have the meaning set forth in Section 8.1(b).

“Kelso” means Kelso Investment Associates VII, L.P., a Delaware limited partnership, together with KEP VI, LLC, a Delaware limited liability company.

“Kelso Advisory Agreement” shall mean the financial advisory agreement, dated as of February 22, 2005, between Axle Merger Sub, Inc. and Kelso & Company, L.P.

“Kelso Investment Multiple” shall have the meaning set forth in Section 8.1(b).

“Kelso Member” has the meaning set forth in the recitals to this Agreement.

“Lender Financial Information” has the meaning set forth in Section 11.1(b).

“Magnetite” has the meaning set forth in the recitals to this Agreement.

“Management Members” has the meaning set forth in the recitals to this Agreement. A Management Member shall be deemed not to be a “manager” within the meaning of the Delaware Act (except to the extent Section 5.1(b)(i) applies).

“Majority in Interest” means the holders of a majority of the Units (as defined in Section 4.2) held by Members having the right to vote at a meeting of the Members.

“Maximum Amount” shall have the meaning set forth in Section 13.5(c).

“Member” has the meaning set forth in the recitals to this Agreement and includes any Person admitted as an additional or substitute Member of the Company pursuant to this Agreement.

“Net Profits” and “Net Losses” means, with respect to any Accounting Period, net income or net loss of the Company for such Accounting Period, determined in accordance with § 703(a) of the Code, including any items that are separately stated for purposes of § 702(a) of the Code, as determined in accordance with federal income tax accounting principles with the following adjustments:

(a)	any income of the Company that is exempt from United States federal income tax shall be included as income;

(b)	any expenditures of the Company described in § 705(a)(2)(B) of the Code or treated as expenditures pursuant to § 1.704-1(b)(2)(iv)(i) of the Treasury Regulations shall be treated as current expenses;

(c)	any items of income, gain, loss or deduction specially allocated pursuant to this Agreement, including pursuant to Section 9.2, shall be excluded from the determination of Net Profit and Net Loss; and

(d)	treating as an item of gain (loss) the excess (deficit), if any, of the gross fair market value of property distributed in such Accounting Period over (under) the amount at which such property was carried on the books of the Company.

“Newco” shall have the meaning set forth in Section 13.11(b).

“Officer” shall have the meaning set forth in Section 5.11.

“Operating Units” mean a sub-class of Override Units, as described in Section 4.2(b).

“Override Units” means either Operating Units or Value Units, or both, as described in Section 4.2(b).

“Parthenon Members” shall have the meaning set forth in the recitals to this Agreement.

“Partnership Minimum Gain” shall have the meaning set forth in sections 1.704-2(b)(2) and 1.704-2(d) of the Treasury Regulations.

“Person” means any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, or other legal entity or organization.

“Put Rights” shall have the meaning set forth in Section 13.5(a).

“Registration Rights Agreement” means the registration rights agreement dated as of April 1, 2005, by and between Axle Holdings, Inc. and Axle Holdings II, LLC, as the same may be amended or supplemented from time to time.

“resignation for Good Reason” means a voluntary termination of a Management Member’s employment with the Company or any Subsidiary of the Company that employs such individual by such Management Member of his employment with the Company or any such Subsidiary as a result of either of the following:

(a)	without the Management Member’s prior written consent, a significant reduction by the Company or any such Subsidiary of his or her current salary, other than any such reduction which is part of a general salary reduction or other concessionary arrangement affecting all employees or affecting the group of employees of which the Management Member is a member (after receipt by the Company or such Subsidiary of written notice from such Management Member and the expiration of a 20-day cure period); or

(b)	the taking of any action by the Company or any such Subsidiary that would substantially diminish the aggregate value of the benefits provided him or her under the Company’s or such Subsidiary’s accident, disability, life insurance and any other employee benefit plans in which he or she was participating on the date of his or her execution of this Agreement, other than any such reduction which is (i) required by law, (ii) implemented in connection with a general concessionary arrangement affecting all employees or affecting the group of employees of which the Management Member is a member, (iii) generally applicable to all beneficiaries of such plans (after receipt by the Company or such Subsidiary of written notice and the expiration of a 20-day cure period) or (iv) in accordance with the terms of any such plan.

or, if such Management Member is a party to a services, severance or employment agreement with the Company or any Subsidiary of the Company that employs such individual, the meaning as set forth in such services or employment agreement.

“Retirement” means the voluntary termination of a Management Member’s employment with the Company or any Subsidiary of the Company that employs such individual on or after the date the Management Member attains age 65. Notwithstanding the foregoing, (i) with respect to any Management Member who is a party to a services or employment agreement with the Company or any Subsidiary of the Company that employs such individual, “Retirement” shall have the meaning, if any, specified in such Management Member’s services, severance or employment agreement and (ii) in the event a Management Member whose employment with the Company terminates due to Retirement continues to serve as a Director of or a consultant to the Company, his or her employment with the Company shall not be deemed to have terminated for purposes of Sections 8.3 and 13.5 until the date as of which such Management Member’s services as a Director of or consultant to the Company shall have also terminated, at which time the Management Member shall be deemed to have terminated employment due to retirement.

“Rule 144” shall have the meaning set forth in Section 6.1(b).

“Securities Act” means the Securities Act of 1933 as amended from time to time.

“Special Termination” shall have the meaning set forth in Section 8.3(a).

“Shareholders Agreement” means the Shareholders Agreement, dated as of May 25, 2005, among Axle Holdings, Inc., the Company and the individuals named therein, as the same may be amended, modified, supplemented or restated, from time to time.

“Subject Members” means the Investor Members (including the Parthenon Members) and the Management Members.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary) (a) owns, directly or indirectly, fifty percent (50%) or more of the stock, partnership interests or other equity interests which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture of other legal entity; or (b) possesses, directly or indirectly, control over the direction of management or policies of such corporation, partnership, joint venture or other legal entity (whether through ownership of voting securities, by agreement or otherwise).

“Subsidiary Board” shall have the meaning set forth in Section 5.1(b)(ii).

“Tag-Along Rights” shall have the meaning set forth in Section 13.10(a).

“Tax Matters Partner” shall have the meaning set forth in Section 11.2(b).

“termination for Cause” means a termination of a Management Member’s employment by the Company or any Subsidiary of the Company that employs such individual (or by the Company on behalf of any such Subsidiary) due to such Management Member’s (i) refusal or neglect to perform substantially his or her employment-related duties, (ii) personal dishonesty, incompetence, willful misconduct or breach of fiduciary duty, (iii) conviction of or entering a plea of guilty or nolo contendere (or any applicable equivalent thereof) to a crime constituting a felony (or a crime or offense of equivalent magnitude in any jurisdiction) or his or her willful violation of any law, rule, or regulation (other than a traffic violation or other offense or violation outside of the course of employment which in no way adversely affects the Company and its Subsidiaries or its reputation or the ability of the Management Member to perform his or her employment-related duties or to represent the Company or any of its Subsidiaries that employs such Management Member) or (iv) material breach of any covenant or agreement with the Company or any of its Subsidiaries, or any written policy of the Company or any of its

Subsidiaries, not to disclose any information pertaining to the Company or its Subsidiaries or not to compete or interfere with the Company or of its Subsidiaries, provided that, in the case of any Management Member who, as of the date of determination, is party to an effective services, severance or employment agreement with the Company or any Subsidiary of the Company that employs such individual, “termination for Cause” shall have the meaning, if any, specified in such agreement.

“Third Party” shall mean, in respect of any Transfer, one or more Persons other than the Company, any Member or any of their respective Affiliates.

“Transfer” means to directly or indirectly transfer, sell, pledge, hypothecate or otherwise dispose of.

“Treasury Regulations” means the Regulations of the Treasury Department of the United States issued pursuant to the Code.

“Units” shall have the meaning set forth in Section 4.2.

ARTICLE II

FORMATION OF THE COMPANY

Section 2.1 Formation. The Company was formed upon the filing of the Certificate with the Secretary of State of the State of Delaware on February 18, 2005.

Section 2.2 Company Name. The name of the Company is Axle Holdings II, LLC. The business of the Company may be conducted under such other names as the Board may from time to time designate, provided that the Company complies with all relevant state laws relating to the use of fictitious and assumed names.

Section 2.3. The Certificate, etc. The designation of Deborah M. Reusch as an authorized person within the meaning of the Delaware Act and the actions taken by Deborah M. Reusch in causing the Certificate of Formation to be executed, delivered and filed with the Secretary of State of the State of Delaware on February 18, 2005, are hereby ratified, adopted and approved. Each Director is hereby authorized to execute, deliver file and record all such other certificates and documents, including amendments to or restatements of the Certificate, and to do such other acts as may be appropriate to comply with all requirements for the formation, continuation and operation of a limited liability company, the ownership of property, and the conduct of business under the laws of the State of Delaware and any other jurisdiction in which the Company may own property or conduct business.

Section 2.4 Term of Company. The term of the Company commenced on the date of the initial filing of the Certificate with the Secretary of State of the State of Delaware. The Company may be terminated in accordance with the terms and provisions hereof, and shall continue unless and until dissolved as provided in Article XIV. The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate as provided in the Delaware Act.

Section 2.5 Registered Agent and Office. The Company’s registered agent and office in the State of Delaware shall be The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The Board may designate another registered agent and/or registered office from time to time in accordance with the then applicable provisions of the Delaware Act and any other applicable laws.

Section 2.6 Principal Place of Business. The principal place of business of the Company shall be located at 320 Park Avenue, 24th Floor, New York, New York 10022. The location of the Company’s principal place of business may be changed by the Board from time to time in accordance with the then applicable provisions of the Delaware Act and any other applicable laws.

Section 2.7 Qualification in Other Jurisdictions. Any authorized person of the Company shall execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

Section 2.8 Fiscal Year; Taxable Year. The fiscal year of the Company for financial accounting purposes shall end on or about December 31. The taxable year of the Company for federal, state and local income tax purposes shall end on or about December 31.

ARTICLE III

PURPOSE AND POWERS OF THE COMPANY

Section 3.1 Purpose. The purposes of the Company are, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Delaware Act and engaging in all acts or activities as the Company deems necessary, advisable or incidental to the furtherance of the foregoing.

Section 3.2 Powers of the Company. The Company shall have the power and authority to take any and all actions that are necessary, appropriate, advisable, convenient or incidental to or for the furtherance of the purposes set forth in Section 3.1.

Section 3.3 Certain Tax Matters. The Company shall not elect, and the Board shall not permit the Company to elect, to be treated as an association taxable as a corporation for U.S. federal, state or local income tax purposes under Treasury Regulations section 301.7701-3 or under any corresponding provision of state or local law. The Company and the Board shall not permit the registration or listing of interests in the Company on an “established securities market,” as such term is used in Treasury Regulations section 1.7704-1.

ARTICLE IV

MEMBERS

Section 4.1 Powers of Members. The Members shall have the power to exercise any and all rights or powers granted to the Members pursuant to the express terms of this Agreement. The approval or consent of the Members shall not be required in order to authorize the taking of any action by the Company and the Members shall have no right to reject, overturn, override, veto or otherwise approve or pass judgment upon any action taken by the Board or an authorized officer of the Company, unless and then only to the extent that (i) this Agreement shall expressly provide therefor, (ii) such approval or consent shall be required by non-waivable provisions of the Delaware Act or (iii) the Board shall determine that obtaining such approval or consent would be appropriate or desirable. The Members, as such, shall have no power to bind the Company.

Section 4.2 Units Generally. As of the date hereof, the Company has two authorized classes of Interests: Common Units and Override Units (which, as described below, will consist of either Operating Units or Value Units) (Common Units and Override Units collectively, the “Units”). Additional classes of Interests denominated in the form of Units may be authorized from time to time by the Board without obtaining the consent of any Member or class of Members. Except as otherwise provided in this Article IV, Units in a particular class may be issued from time to time, at such prices and on such terms as the Board or, in the case of Override Units, the Board (or the Compensation Committee) less any Management Member or Members to whom such Override Units are to be issued may determine, without obtaining the consent of any Member or class of Members.

(a) Common Units.

(i) General. The holders of Common Units will have voting rights with respect to their Common Units as provided in Section 4.3(d) and shall have the rights with respect to profits and losses of the Company and distributions from the Company as are set forth herein. The number of Common Units of each Member as of any given time shall be set forth on Schedule A, as it may be updated from time to time in accordance with this Agreement.

(ii) Price. Unless otherwise determined by the Board, the Common Units will initially be issued for a Capital Contribution of $25.616798 per Common Unit. The payment terms and schedule for the Capital Contributions applicable to the issuance of any Common Unit will be determined by the Board upon issuance of such Common Units.

(b) Override Units.

(i) General. The Company will have two sub-classes of Override Units: Operating Units and Value Units. Subject to the provisions of Article VIII hereof (including the applicable Benchmark Amount), the holders of Override Units shall have the rights with respect to profits and losses of the Company and distributions from the Company as set forth herein (including Article VIII and Article X), provided that additional terms and conditions applicable to an Override Unit may be established by the Compensation Committee in connection with the issuance of any such Override Unit to a person who becomes a Management Member at any time after the date of this Agreement in accordance with Section 4.8 hereof. The number of Override Units issued to a Management Member as of any given time shall be set forth on Schedule A, as it may be updated from time to time in accordance with this Agreement. Notwithstanding anything to the contrary, Override Units shall not have voting rights.

(ii) Price. The holders of Override Units are not required to make any Capital Contribution to the Company in exchange for their Override Units, it being recognized that such Units shall be issued only to Management Members who own Common Units.

Section 4.3 Meetings of Members.

(a) Meetings; Notice of Meetings. Meetings of the Members, including any special meeting, may be called by the Board from time to time. Notice of any such meeting shall be given to all Members not less than five nor more than 30 Business Days prior to the date of such meeting and shall state the location, date and hour of the meeting and, in the case of a special meeting, the nature of the business to be transacted. Meetings shall be held at the location (within or without the State of Delaware) at the date and hour set forth in the notice of the meeting.

(b) Waiver of Notice. No notice of any meeting of Members need be given to any Member who submits a signed waiver of notice, whether before or after the meeting. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Members need be specified in a written waiver of notice. The attendance of any Member at a meeting of Members shall constitute a waiver of notice of such meeting, except when the Member attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting is not lawfully called or convened.

(c) Quorum. Except as otherwise required by law or by the Certificate, the presence in person or by proxy of the holders of record of a Majority in Interest shall constitute a quorum for the transaction of business at such meeting.

(d) Voting. If the Board has fixed a record date, every holder of record of Units entitled to vote at a meeting of Members or to consent in writing in lieu of a meeting of Members shall be entitled to one vote for each such Unit outstanding in such Member’s name at the close of business on such record date. If no record date has been so fixed, then every holder of record of such Units entitled to vote at a meeting of Members or to consent in writing in lieu of a meeting of Members shall be entitled to one vote for each Unit outstanding in his name on the close of business on the day next preceding the day on which notice of the meeting is given or the first consent in respect of the applicable action is executed and delivered to the Company, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. Except as otherwise required by applicable law, the Certificate or this Agreement, the vote of a Majority in Interest at any meeting at which a quorum is present shall be sufficient for the transaction of any business at such meeting.

(e) Proxies. Each Member may authorize any Person to act for such Member by proxy on all matters in which a Member is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by the Member or such Member’s attorney-in-fact. No proxy shall be valid after the expiration of three years from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Member executing it unless otherwise provided in such proxy, provided, that such right to revocation shall not invalidate or otherwise affect actions taken under such proxy prior to such revocation.

(f) Organization. Each meeting of Members shall be conducted by such Person as the Board may designate.

(g) Action Without a Meeting. Unless otherwise provided in this Agreement, any action which may be taken at any meeting of the Members may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by a Majority in Interest. Prompt notice of the taking of the action without a meeting by less than unanimous written consent shall be given to those Members who have not consented in writing.

(h) Certain Fee Agreements. The entering into of any agreement with respect to regularly payable advisory or monitoring fees payable by the Company or any of its Subsidiaries, or any amendment to any such agreement (including any increase in the current annual advisory fee under the Kelso Advisory Agreement), between the Kelso Members or any of their Affiliates (other than the Company or any of its Subsidiaries), on the one hand, and the Company or any of its Subsidiaries, on the other hand, shall require the approval of the Disinterested Members of the Board (as defined below); provided, that, the Kelso Advisory Agreement has been ratified and approved in all respects, and any advisory or monitoring fees or other amounts payable to the Kelso Members or any of their Affiliates thereunder shall not be subject to any further approval hereunder or otherwise.

Section 4.4 Business Transactions of a Member with the Company. Subject to prior approval of the Board, a Member (or an Affiliate thereof) may lend money to, borrow money from, act as surety or endorser for, guarantee or assume one or more specific obligations of, provide collateral for, or transact any other business with the Company or any of its Subsidiaries, provided that any such transaction pursuant to any agreement entered into after the date hereof shall be approved by a majority of the Disinterested Members of the Board. For purposes of this Agreement, “Disinterested Members of the Board” shall mean, with respect to any transaction in question, the disinterested members of the Board with respect to any such transaction; provided that, for the avoidance of doubt, any designee of Kelso that is not an employee of Kelso or an Affiliate thereof (other than any portfolio company of Kelso or any such Affiliate) shall be considered disinterested unless such director has a direct pecuniary interest in the applicable transaction; provided further, that if no members of the Board are disinterested (after giving effect to the preceding proviso), the "Disinterested Members of the Board" shall be deemed to be all of the members of the Board. Notwithstanding anything to the contrary set forth in this Agreement, the proviso contained in the first sentence of this Section 4.4 shall not apply (by virtue of this Section 4.4) to agreements or amendments with respect to transactions contemplated by this Agreement (including, but not limited to, transactions pursuant to the terms of (x) Sections 7.4 and 7.5 (e.g., Additional Capital Contributions) or (y) Sections 13.5, 13.7, 13.8, 13.10 and 13.11 (e.g., rights exercised by Members in respect of Transfers)).

Section 4.5 No Cessation of Membership upon Bankruptcy. A Person shall not cease to be a Member of the Company upon the happening, with respect to such Person, of any of the events specified in Section 18-304 of the Delaware Act.

Section 4.6 Noncompetition; Confidentiality and Nonsolicitation. The covenants and restrictions contained in this Section 4.6 shall be in addition to and not in lieu of any covenants or restrictions applying to any Member pursuant to any employment, severance or services agreement between such Member and the Company or any of its Subsidiaries. Notwithstanding the foregoing, in the case of any Management Member or Inactive Management Member that is subject to any employment, severance or services agreement with the Company or any of its Subsidiaries that contains covenants or restrictions with respect to noncompetition, confidentiality and nonsolicitation of employees and clients, such corresponding covenants and restrictions in such Member's agreement with the Company or any of its Subsidiaries shall apply to such Member in lieu of the restrictions set forth herein; provided that, for the avoidance of doubt, the applicable restrictions contained in the employment, severance or services agreement in effect at the time of (or concurrently with) such Management Member's termination of employment with the Company or any Subsidiary of the Company that employs such individual shall apply to such Member following such termination of employment.

(a) Noncompetition.

(i) Parthenon Members Noncompetition. During the Parthenon Restriction Period (as defined below), the Parthenon Members shall not become associated with any entity, whether as a principal, partner, employee, member, consultant or shareholder (other than as a holder of not in excess of 1% of the outstanding voting shares of any publicly traded company), that is actively engaged in any geographic area in which the Company or any of its Subsidiaries does business in any business which is in competition with the Company or any of its Subsidiaries in providing salvage (including related claims processing), impound, repossessed or whole vehicle auction services (other than (i) providing vehicle financing and (ii) buying and selling vehicles from retail customers through a dealership) (the “Auction Services Business”). For purposes of this Agreement, the term “Parthenon Restriction Period” shall mean a period of time beginning on the date hereof and ending on the date on which the Parthenon Members or any transferee thereof permitted under Section 13.2 hereof, directly or indirectly, no longer retains any equity interest in the Company (or the Company no longer owns a direct or indirect equity interest in any Person conducting the Auction Services Business nor conducts the Auction Services Business) or, if earlier, the earlier of: (A) two years following the date that (1) Kelso's direct and indirect equity ownership interest in the Company or any of its Subsidiaries (including IAAI) represents less than fifteen percent (15%) of the outstanding Common Units or corresponding equity interests of the Company and its Subsidiaries (including IAAI), (2) the Board no longer includes a representative of the Parthenon Members or any of their Affiliates as a Director (it being understood that the substitution or replacement of, or the creation of vacancy in, a directorship that was formerly occupied by a representative of the Parthenon Members shall not trigger this clause (2) if such directorship is filled with a representative of the Parthenon Members) and (3) the Parthenon Members elect, pursuant to Section 11.1(b) hereof to no longer receive the Lender Financial Information; (B) five (5) years following the date that (x) the Board no longer includes a representative of the Parthenon Members or any of their Affiliates as a Director (it being understood that the substitution or replacement of, or the creation of vacancy in, a directorship that was formerly occupied by a representative of the Parthenon Members shall not shall not trigger this clause (x) if such directorship is filled with a representative of the Parthenon Members) and (y) the Parthenon Members elect, pursuant to Section 11.1(b) hereof, to no longer receive the Lender Financial Information; or (C) such time as the Kelso Members no longer hold any direct or indirect equity ownership interest in the Company or any of its Subsidiaries (including IAAI).

(ii) Other Subject Members Noncompetition. Until the later of (i) the date on which a Subject Member or any transferee thereof permitted under Section 13.2 hereof, directly or indirectly, no longer retains any equity interest in the Company and (ii) if applicable, the termination of any severance payable pursuant to any termination or severance agreement, if any, entered into between such Subject Member and the Company or any Subsidiary of the Company that employs such Subject Member, if applicable, such Subject Member shall not become associated with any entity, whether as a principal, partner, employee, member, consultant or shareholder (other than as a holder of not in excess of 1% of the outstanding voting shares of any publicly traded company), that is actively engaged in any geographic area in which the Company or any of its Subsidiaries does business in any business which is (a) in competition with the business of the Company or any of its Subsidiaries conducted during the 12 months preceding the date such Subject Member ceases to hold any equity interest in the Company or (b) proposed to be conducted by the Company or any of its Subsidiaries in the Company’s business plan as in effect as of the date such Subject Member ceases to hold any equity interest in the Company. This Section 4.6(a)(ii) does not apply to the Parthenon Members.

(b) Confidentiality. Without the prior written consent of a majority of the Board, except to the extent required by law, rule, regulation or court order, each Subject Member shall not disclose any trade secrets, customer lists, drawings, designs, information regarding product development, marketing plans, sales plans, management organization information (including data and other information relating to members of the Board or management), operating policies or manuals, business plans, financial records, proprietary management information systems and/or software or other financial, commercial, business or technical information relating to the Company or any of its Subsidiaries or information designated as confidential or proprietary that the Company or any of its Subsidiaries may receive belonging to suppliers, customers or others who do business with the Company or any of its Subsidiaries (collectively, “Confidential Information”) to any third person (in the case of any Parthenon Member, other than such Parthenon Member’s officers, directors, employees and legal advisors who have a need to know such information and who have agreed to maintain the confidentiality of such information) unless such Confidential Information has been previously disclosed to the public by the Company, any such Subsidiary of the Company or is or becomes in the public domain (other than by reason of such Subject Member’s breach of this Section 4.6(b)) or, in the case of the Parthenon Members, is independently developed by the Parthenon Members without the use of or including, and without being derived from or based on, any Confidential Information in its possession.

(c) Non-Solicitation of Employees. During the applicable restriction period under Section 4.6(a)(ii) (or, with respect to the Parthenon Members, the Parthenon Restriction Period), no Subject Member shall directly or indirectly induce any employee of the Company or any of its Subsidiaries to terminate employment with such entity, and no Subject Member shall directly or indirectly, either individually or as owner, agent, employee, consultant or otherwise, employ, offer employment to or otherwise interfere with the employment relationship of the Company or any of its Subsidiaries with any person who is or was employed by the Company or such Subsidiary unless, at the time of such employment, offer or other interference, such person shall have ceased to be employed by such entity for a period of at least six months, provided that, nothing in this Section 4.6(c) shall preclude such Subject Member from placing advertisements during the restriction period in periodicals of general circulation soliciting persons for employment or from employing any person who comes to such Subject Member solely in response to such advertisements.

(d) Non-Solicitation of Clients. During the applicable restriction period under Section 4.6(a)(ii) (or, with respect to the Parthenon Members, the Parthenon Restriction Period), no

Subject Member shall solicit or otherwise attempt to establish for himself or any other person, firm or entity any business relationship (provided that, in the case of the Parthenon Members, this provision shall be limited to any business relationship intended to compete with the Auction Services Business) with any person, firm or entity which is, or during the 12-month period preceding the date such Subject Member ceases to hold any equity interest in the Company was, a customer, client or distributor of the Company or any of its Subsidiaries.

(e) Injunctive Relief with Respect to Covenants. Each Subject Member acknowledges and agrees that the covenants and obligations of such Subject Member with respect to noncompetition, nonsolicitation and confidentiality herein relate to special, unique and extraordinary matters and that a violation or threatened violation of any of the terms of such covenants or obligations will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, each Subject Member agrees, to the fullest extent permitted by applicable law, that the Company shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) restraining such Subject Member from committing any violation of the covenants or obligations contained in this Section 4.6. These injunctive remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity. In connection with the foregoing provisions of this Section 4.6, each Subject Member represents that his economic means and circumstances are such that such provisions will not prevent him from providing for himself and his family on a basis satisfactory to him.

(f) Unenforceable Restriction. It is expressly understood and agreed that although each Subject Member and the Company consider the restrictions contained in this Section 4.6 to be reasonable, if a final determination is made by an arbitrator to whom the parties have assigned the matter or a court of competent jurisdiction that any restriction contained in this Agreement is an unenforceable restriction against any Subject Member, the provisions of this Agreement shall not be rendered void but shall be reformed to apply as to such maximum time and to such maximum extent as such arbitrator or court may determine or indicate to be enforceable. Alternatively, if such arbitrator or court finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be reformed so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

(g) Inactive Management Members. Notwithstanding anything to the contrary, the provisions of this Section 4.6 shall apply to both Management Members and Inactive Management Members (as defined in Section 8.2).

(h) Parthenon Members Portfolio Companies. Section 4.6 shall not apply to portfolio companies of the Parthenon Members; provided that (i) any such portfolio company has not been provided confidential information concerning the Company or any of its Subsidiaries by or on behalf of the Parthenon Members (it being understood that a representative of the Parthenon Members acting as a director of a portfolio company shall not be considered to have provided such information to such portfolio company solely by virtue of such representative acting as a director of such portfolio company) and (ii) with respect to the action in question (in connection with the Company or any of its Subsidiaries or their employees or clients) that is otherwise prohibited by this Section 4.6 if taken by any Parthenon Member, such portfolio company is not being directed, directly or indirectly, by the Parthenon Members or any Affiliate thereof to take such action.

Section 4.7 Other Business for Kelso Members. Any Kelso Member or Affiliate thereof may engage in or possess an interest in other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Company, and the Company, the Directors (as defined in Section 5.1) and the Members shall have no rights by virtue of this Agreement in and to such independent ventures or the income or profits derived therefrom, and the pursuit of any such venture, even if competitive with the business of the Company, shall not be deemed wrongful or improper. No Kelso Member, Director (other than any Subject Member who serves as a Director) or Affiliate thereof shall be obligated to present any particular investment opportunity to the Company even if such opportunity is of a character that, if presented to the Company, could be taken by the Company, and any Kelso Member, Director (other than any Subject Member who serves as a Director) or Affiliate thereof shall have the right to take for such Person’s own account (individually or as a partner or fiduciary) or to recommend to others any such particular investment opportunity; provided that this Section 4.7 shall not apply to Management Members or any other Members who are employees of the Company or any of its Subsidiaries.

Section 4.8 Additional Members.

(a) Admission. Upon the approval of a majority of the Board or the compensation committee of the Board (the “Compensation Committee”), provided that such majority includes a majority of the Directors or members of the Compensation Committee appointed by Kelso, the Company may admit one or more additional Members (each an “Additional Member”), including additional Management Members to the Company, to be treated as a “Member” or one of the “Members” for all purposes hereunder. Each Person shall be admitted as an Additional Member at the time such Person (i) executes a joinder agreement to this Agreement, (ii) complies with the applicable Board resolution, if any, with respect to such admission and (iii) is named as a Member in Schedule A (as described in Section 8.1) hereto. The Board may designate any such Additional Member as a “Management Member” or as an “Investor Member” (or another category or class of Members created by the Board (subject to the provisions of Section 15.11), with such rights and obligations as the Board may specify). Any Management Member or Investor Member admitted as an Additional Member after the date hereof who is unable to make the representation contained in Section 6.1(e) may execute a joinder agreement which excludes such representation; provided such Additional Member also concurrently delivers to the Company a certificate, accompanied by an opinion of counsel, to the effect that the issuance of Units to such Member shall be exempt from the registration requirements under the Securities Act. Kelso is authorized to amend Schedule A to reflect any such admission and any actions pursuant to Section 4.8(b) below.

(b) Rights of Additional Members. Upon the admission of an Additional Member:

(i) the Board shall determine the capital commitment (if any) of such Additional Member;

(ii) the Board shall determine the rights, if any, of such Additional Members to appoint Directors to the Board;

(iii) such Additional Member shall make Capital Contributions to the Company in an amount to be determined by the Board;

(iv) if such Additional Member is an employee of the Company or any of its subsidiaries, such employee will be a “Management Member” and one of the “Management Members” for all purposes hereunder, and the Board or the Compensation Committee will (i) have the right to grant such employee Override Units pursuant to Article VIII and amend Schedule A accordingly (including Operating Units and Value Units as applicable) and (ii) if Override Units are granted pursuant to clause (i), assign to such Management Member the applicable Benchmark Amount and other terms applicable to such Override Units;

(v) if such Additional Member will not be a Management Member hereunder then the Board may either designate such Member as a “Kelso Member” or as an “Investor Member” or another category or class of Members created by the Board (subject to the provisions of Section 15.11), with such rights and obligations as the Board may specify;

(vi) without duplication of any of foregoing, the Board shall assign Units, if any, to such Additional Member; and

(vii) the Board will amend Schedule A to reflect the actions taken pursuant to this Section 4.8.

(c) Notwithstanding anything to the contrary, unless the Board elects otherwise, any former stockholder of any entity receiving Units in a merger transaction involving the Company or any Subsidiary shall be admitted as a Member (and be bound by the terms of this Agreement as a “Member” for all purposes of this Agreement except where expressly indicated) irrespective of whether this Agreement or any Joinder Agreement is executed by such Person, and, unless the Board elects otherwise, there shall be no conditions (other than the consummation of the relevant merger) to such admission as contemplated under §18-101(7)(a)(2) of the Delaware Act. Section 4.8(b) above shall apply to such admission of any such Member by merger.

ARTICLE V

MANAGEMENT

Section 5.1 Board.

(a) Generally. The business and affairs of the Company shall be managed by or under the direction of a committee of the Company (the “Board”) consisting of at least five natural persons (each a “Director”), which initially shall be those persons designated as Directors in the first sentence of Section 5.1(b)(i) and subsequently shall be those persons appointed as provided in Section 5.1(b)(ii). The authorized number of Directors on the Board shall be established by Kelso. Directors need not be Members. The Board shall have full, exclusive and complete discretion to manage and control the business and affairs of the Company, to make all decisions affecting the business and affairs of the Company and to take all such actions as it deems necessary or appropriate to accomplish the purposes of the Company as set forth herein, including, without limitation, to exercise all of the powers of the Company set forth in Section 3.2 of this Agreement. Notwithstanding anything contained herein to the contrary, Kelso will have the right to designate all of the Directors of the Board; provided, that, one of such Kelso designees shall be the Chief Executive Officer of IAAI (or its successor) so long as such individual is the Chief Executive Officer of IAAI.

(b) Election of Directors.

(i) Initial Directors; Term. The Board shall initially consist of five (5) Directors. The initial Directors of the Company will be David Wahrhaftig, Church Moore, Thomas O’Brien, Brian T. Clingen and David Ament. Each Director shall hold office until a successor is appointed in accordance with this Section 5.1(b) or until such Director’s earlier death, resignation or removal in accordance with the provisions hereof. Each person named as a Director herein or subsequently appointed as a Director (including any Management Member named or appointed as such) is hereby designated as a “manager” (within the meaning of the Delaware Act) of the Company. Except as otherwise provided herein, and notwithstanding the last sentence of Section 18-402 of the Delaware Act, no single Director may bind the Company, and the Board shall have the power to act only collectively in the manner specified herein.

(ii) Composition. Subject to the last sentence of Section 5.1(a), Kelso shall have the right to appoint in its sole discretion all of the Directors of the Company, and shall have the right to appoint in its sole discretion additional Directors to fill all additional seats on the Board created in the event the Board determines to expand the size of the Board following the date hereof in accordance with Section 5.1(a). Other than the board of directors of any direct subsidiary of IAAI, the composition of the board of directors of each of the Company’s subsidiaries (a “Subsidiary Board”) shall be in the same proportion of Kelso appointed directors to non-Kelso appointed directors as that of the Board. Any committees of the Board or a Subsidiary Board shall be created only upon the approval of the Board as provided in Section 5.5 hereof. In the event that any Director designated hereunder by Kelso for any reason ceases to serve as a member of the Board or a Subsidiary Board during his or her term of office, the resulting vacancy on the Board or the Subsidiary Board shall be filled by a representative designated by Kelso.

Section 5.2 Meetings of the Board. The Board shall meet from time to time to discuss the business of the Company. The Board may hold meetings either within or without the State of Delaware. Meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board. The Chief Executive Officer of the Company or a majority of the Board may call a meeting of the Board by providing five Business Days’ notice to each Director, either personally, by telephone, by facsimile or by any other similarly timely means of communication which notice requirement may be waived by the Directors.

Section 5.3 Quorum and Acts of the Board. At all meetings of the Board three Directors shall constitute a quorum for the transaction of business unless the number of Directors is increased or decreased pursuant to Section 5.1(a), in which case the presence of a majority of the then authorized number of Directors shall constitute a quorum. Except as otherwise provided in this Agreement, the act of a majority of the Directors present at any meeting at which there is a quorum shall be the act of the Board. If a quorum shall not be present at any meeting of the Board, the Directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, if a majority of the members of the Board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee.

Section 5.4 Electronic Communications. Members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

Section 5.5 Committees of Directors. The Board (a) shall designate a Compensation Committee, which shall be comprised of two Kelso Directors and the Chief Executive Officer of IAAI and (b) may, by resolution passed by unanimous consent of the Directors, designate one or more additional committees. Such resolution shall specify the duties and quorum requirements of such additional committees, each such committee to consist of such number of Directors as the Board may fix from time to time. The Board may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board. Each committee shall keep regular minutes of its meetings and report the same to the Board when required.

Section 5.6 Compensation of Directors. The Board shall have the authority to fix the compensation (if any) of Directors. The Directors may be paid their expenses (if any) of attendance at such meetings of the Board and may be paid a fixed sum for attendance at each meeting of the Board or a stated salary as a Director. No such payment shall preclude any Director from serving the Company in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

Section 5.7 Resignation. Any Director may resign at any time by giving written notice to the Company. The resignation of any Director shall take effect upon receipt of such notice or at such later time as shall be specified in the notice; and, unless otherwise specified in the notice, the acceptance of the resignation by the Company, the Members or the remaining Directors shall not be necessary to make it effective. Upon the effectiveness of any such resignation, such Director shall cease to be a “manager” (within the meaning of the Delaware Act).

Section 5.8 Removal of Directors. Members shall have the right to remove any Director at any time for cause upon the affirmative vote of a Majority in Interest. In addition, a majority of the Directors then in office shall have the right to remove a Director for cause. Upon the taking of such action, the Director shall cease to be a “manager” (within the meaning of the Delaware Act). Notwithstanding the preceding sentence, (i) Kelso may remove any Director designated by Kelso or an initial Director designated in the first sentence of Section 5.1(b)(i) and (ii) the removal from the Board or a Subsidiary Board (with or without cause) of any Director designated hereunder by Kelso or any initial Director designated in the first sentence of Section 5.1(b)(i) shall be only at the written request of Kelso and under no other circumstances. Upon receipt of any such written request, the Board will promptly take all such actions as shall be necessary or desirable to cause the removal of such Director. Any vacancy caused by any such removal shall be filled in accordance with Section 5.9.

Section 5.9 Vacancies. If any vacancies shall occur in the Board, by reason of death, resignation, removal or otherwise, the Directors then in office shall continue to act, and actions that would otherwise be taken by a majority of the Directors may be taken by a majority of the Directors then in office, even if less than a quorum. Any vacancy shall be filled at any time in accordance with Section 5.1(b)(ii). A Director elected to fill a vacancy shall hold office until his or her successor has been elected and qualified or until his or her earlier death, resignation or removal.

Section 5.10 Directors as Agents. The Directors, to the extent of their powers set forth in this Agreement, are agents of the Company for the purpose of the Company’s business, and the actions of the Directors taken in accordance with such powers shall bind the Company. Except as otherwise provided in this Agreement and notwithstanding the last sentence of Section 18-402 of the Delaware Act, no single Director shall have the power to bind the Company and the Board shall have the power to act only collectively in the manner specified herein.

Section 5.11 Officers. The Board may appoint from time to time as it deems advisable, appoint additional officers of the Company (collectively, the “Officers”) and assign such officers titles (including, without limitation, President, Vice President, Secretary and Treasurer). Unless the Board decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. Any delegation pursuant to this Section 5.11 may be revoked at any time by the Board. Any Officer may be removed with or without cause by the Board, except as otherwise provided in any services or employment agreement between such Officer and the Company.

Section 5.12 Holdings Funding. With respect to cash amounts received by the Company on the Initial Capital Contribution Date, any of the Officers of the Company shall be authorized to authorize the contribution on the Initial Capital Contribution Date of all or a portion of such funds promptly to Axle Holdings, Inc. and/or any other Subsidiary following the Initial Capital Contributions. Notwithstanding anything to the contrary, no further approval of the Board or the Members shall be required with respect to the foregoing.

ARTICLE VI

INVESTMENT REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 6.1 Representations, Warranties and Covenants of Members.

(a) Investment Intention and Restrictions on Disposition. Each Member represents and warrants that such Member is acquiring the Interests solely for such Member’s own account for investment and not with a view to resale in connection with, any distribution thereof. Each Member agrees that such Member will not, directly or indirectly, Transfer any of the Interests (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of any of the Interests) or any interest therein or any rights relating thereto or offer to Transfer, except in compliance with the Securities Act, all applicable state securities or “blue sky” laws and this Agreement, as the same shall be amended from time to time. Any attempt by a Member, directly or indirectly, to Transfer, or offer to Transfer, any Interests or any interest therein or any rights relating thereto without complying with the provisions of this Agreement, shall be void and of no effect.

(b) Securities Laws Matters. Each Member acknowledges receipt of advice from the Company that (i) the Interests have not been registered under the Securities Act or qualified under any state securities or “blue sky” laws, (ii) it is not anticipated that there will be any public market for the Interests, (iii) the Interests must be held indefinitely and such Member must continue to bear the economic risk of the investment in the Interests unless the Interests are subsequently registered under the Securities Act and such state laws or an exemption from registration is available, (iv) Rule 144 promulgated under the Securities Act (“Rule 144”) is not presently available with respect to sales of any securities of the Company and the Company has made no covenant to make Rule 144 available and Rule 144 is not anticipated to be available in the foreseeable future, (v) when and if the Interests may be disposed of without registration in reliance upon Rule 144, such disposition can be made only in limited amounts and in accordance with the terms and conditions of such Rule and the provisions of this Agreement, (vi) if the exemption afforded by Rule 144 is not available, public sale of the Interests without registration will require the availability of an exemption under the Securities Act, (vii) restrictive legends shall be placed on any certificate representing the Interests and (viii) a notation shall be made in the appropriate records of the Company indicating that the Interests are subject to restrictions on transfer and, if the Company should in the future engage the services of a transfer agent, appropriate stop-transfer instructions will be issued to such transfer agent with respect to the Interests.

(c) Ability to Bear Risk. Each Member represents and warrants that (i) such Member’s financial situation is such that such Member can afford to bear the economic risk of holding the Interests for an indefinite period and (ii) such Member can afford to suffer the complete loss of such Member’s investment in the Interests.

(d) Access to Information; Sophistication; Lack of Reliance. Each Member represents and warrants that (i) such Member is familiar with the business and financial condition, properties, operations and prospects of the Company and that such Member has been granted the opportunity to ask questions of, and receive answers from, representatives of the Company concerning the Company and the terms and conditions of the purchase of the Interests and to obtain any additional information that such Member deems necessary, (ii) such Member’s knowledge and experience in financial and business matters is such that such Member is capable of evaluating the merits and risk of the investment in the Interests and (iii) such Member has carefully reviewed the terms and provisions of this Agreement and has evaluated the restrictions and obligations contained therein. In furtherance of the foregoing, each Member represents and warrants that (i) no representation or warranty, express or implied, whether written or oral, as to the financial condition, results of operations, prospects, properties or business of the Company or as to the desirability or value of an investment in the Company has been made to such Member by or on behalf of the Company, (ii) such Member has relied upon such Member’s own independent appraisal and investigation, and the advice of such Member’s own counsel, tax advisors and other advisors, regarding the risks of an investment in the Company and (iii) such Member will continue to bear sole responsibility for making its own independent evaluation and monitoring of the risks of its investment in the Company. For purposes of this Section 6.1(d), the Company includes each of the businesses to be acquired by the Company.

(e) Accredited Investor. Each Member represents and warrants that such Member is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act and, in connection with the execution of this Agreement, agrees to deliver such certificates to that effect as the Board may request.

Section 6.2 Additional Representations and Warranties of Management Members and Investor Members. Each Investor Member and Management Member represents and warrants that (a) such Investor Member or Management Member has duly executed and delivered this Agreement; (b) all actions required to be taken by or on behalf of the Investor Member or Management Member to authorize it to execute, deliver and perform its obligations under this Agreement have been taken and this Agreement constitutes such Investor Member's or Management Member's legal, valid and binding obligation, enforceable against such Investor Member or Management Member in accordance with the terms hereof; (c) the execution and delivery of this Agreement and the consummation by the Investor Member or Management Member of the transactions contemplated hereby in the manner contemplated hereby do not and will not conflict with, or result in a breach of any terms of, or constitute a default under, any agreement or instrument or any statute, law, rule or regulation, or any judgment, decree, writ, injunction, order or award of any arbitrator, court or governmental authority which is applicable to the Investor Member or Management Member or by which the Investor Member or Management Member or any material portion of its properties is bound; (d) no consent, approval, authorization, order, filing, registration or qualification of or with any court, governmental authority or third person is required to be obtained by such Investor Member or Management Member in connection with the execution and delivery of this Agreement or the performance of such Investor Member's or Management Member's obligations hereunder; (e) if such Investor Member or Management Member is an individual, such Investor Member or Management Member is a resident of the state set forth below such Investor Member's or Management Member's name on the signature page hereof; and (f) if such Investor Member or Management Member is not an individual, such Investor Member's or Management Member's principal place of business and mailing address is in the state or foreign jurisdiction set forth below the Investor Member or Management Member's signature on the signature page.

Section 6.3 Additional Representations and Warranties of Kelso Members.

(a) Due Organization; Power and Authority, etc. Kelso Investment Associates VII, L.P. represents and warrants that it is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware. KEP VI, LLC represents and warrants that it is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Each Kelso Member further represents and warrants that it has all necessary power and authority to enter into this Agreement to carry out the transactions contemplated herein and therein.

(b) Authorization; Enforceability. All actions required to be taken by or on behalf of such Kelso Member to authorize it to execute, deliver and perform its obligations under this Agreement have been taken, and this Agreement constitutes the valid and binding obligation of such Kelso Member, enforceable against such Kelso Member in accordance with its terms, except as the same may be affected by bankruptcy, insolvency, moratorium or similar laws, or by legal or equitable principles relating to or limiting the rights of contracting parties generally.

(c) Compliance with Laws and Other Instruments. The execution and delivery of this Agreement and the consummation by such Kelso Member of the transactions contemplated hereby and thereby in the manner contemplated hereby and thereby do not and will not conflict with, or result in a breach of any terms of, or constitute a default under, any agreement or instrument or any statute, law, rule or regulation, or any judgment, decree, writ, injunction, order or award of any arbitrator, court or governmental authority which is applicable to such Kelso Member or by which such Kelso Member or any material portion of its properties is bound, except for conflicts, breaches and defaults that, individually or in the aggregate, will not have a material adverse effect upon the financial condition, business or operations of such Kelso Member or upon such Kelso Member’s ability to enter into and carry out its obligations under this Agreement.

(d) Executing Parties. The person executing this Agreement on behalf of each Kelso Member has full power and authority to bind such Kelso Member to the terms hereof.

Section 6.4 Certain Members. Notwithstanding anything to the contrary contained herein, the representations and warranties under this Article VI shall be deemed not to be made to Members not executing this Agreement or a joinder agreement to this Agreement.

ARTICLE VII

CAPITAL ACCOUNTS; CAPITAL CONTRIBUTIONS

Section 7.1 Capital Accounts. A separate capital account (a “Capital Account”) shall be established and maintained for each Member. The initial balance in each Member’s Capital Account shall be zero.

Section 7.2 Adjustments.

(a) Each Member’s Capital Accounts shall be credited with the amount of cash contributed by such Member on the Initial Capital Contribution Date, as set forth on Schedule A, and shall also be credited with the Fair Market Value of property contributed by such Member on the Initial Capital Contribution Date, as set forth on Schedule A.

(b) As of the end of each Accounting Period, the balance in each Member’s Capital Account shall be adjusted by (i) increasing such balance by such Member’s (A) allocable share of Net Profit (allocated in accordance with Section 9.1) and (B) the amount of cash and the Fair Market Value of any property (as of the date of the contribution thereof and net of any liabilities encumbering such property) contributed to the Company during such Accounting Period, if any, and (ii) decreasing such balance by (A) the amount of cash and the Fair Market Value of any property (as of the date of the distribution thereof and net of any liabilities encumbering such property) distributed to such Member during such Accounting Period and (B) such Member’s allocable share of Net Loss (allocated in accordance with Section 9.1). Each Member’s Capital Account shall be further adjusted with respect to any special allocations pursuant to Section 9.2. The provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations section 1.704-1(b) and section 1.704-2 and shall be interpreted and applied in a manner consistent with such Treasury Regulations.

Section 7.3 Capital Contributions. Each of the Members hereby commits to make an initial cash contribution to the capital of the Company in the amount equal to its Initial Capital Contribution set forth opposite each Members name on Schedule A upon the Initial Capital Contribution Date. Any contributions of property after the Initial Capital Contribution Date shall be valued at their Fair Market Value.

Section 7.4 Additional Capital Contributions by Kelso. (a) Kelso (or any Affiliate thereof) may make additional cash Capital Contributions to the Company or any Subsidiary at such times as the Board shall determine such additional Capital Contributions are advisable (x) to make, or in connection with, acquisitions of assets, businesses or other entities which the Board determines are desirable for the business of the Company and its Subsidiaries and (y) for other bona fide corporate or organizational purposes (each such time, an “Additional Capital Contribution Event”).

(b) Without limiting the generality of Section 7.5 (and without duplication), in connection with each additional Capital Contribution made by Kelso pursuant to paragraph (a) of this Section 7.4 (or any loan made by Kelso or an Affiliate thereof whether or not in connection with equity interests), the Parthenon Members shall have the right to make a concurrent Capital Contribution of such amount (or a corresponding loan, if applicable) on the same terms as Kelso or its Affiliate, applicable, and concurrently therewith (or, if additional notice is required in good faith pursuant to the requirements of its fund in order to call capital, as soon as practicable (but no later than 20 days) after Kelso or its Affiliate, as applicable, makes its applicable Capital Contribution or loan) as is necessary to maintain the relative equity interests or relative debt interests (which shall be deemed to be pro rata for equity interests if no Kelso loans have been made), as applicable, in the Company and its Subsidiaries between the Kelso Members and the Parthenon Members. In the event that Kelso makes a Capital Contribution pursuant to paragraph (a) of this Section 7.4 (or a loan, if applicable) by means of a Capital Contribution (or loan, if applicable) to a Subsidiary of the Company, so long as Kelso is in a position to cause the Company to do so, Kelso agrees to use reasonable best efforts to cause the Company (including to cause the applicable Subsidiary) to permit the Parthenon Members to make a concurrent Capital Contribution (or loan, if applicable) in a manner consistent with the first sentence hereof.

Section 7.5 Additional Capital Contributions. No Member shall be required to make any additional capital contribution to the Company in respect of the Interests then owned by such Member. However, a Member may make such additional capital contributions to the Company, but only with the written consent of the Board acting by majority vote. The provisions of this Section 7.5 are intended solely to benefit the Members and, to the fullest extent permitted by applicable law, shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor shall be a third party beneficiary of this Agreement), and no Member shall have any duty or obligation to any creditor of the Company to make any additional capital contributions or to cause the Board to consent to the making of additional capital contributions. Members shall be deemed to have contributed such additional capital upon issuance of additional Interests equal to the cash purchase price for such Interests or, if no cash is paid or there is non-cash consideration (including in the event that the Company or any Subsidiary acquires any company or business (whether by stock purchase, merger or otherwise, including any Company or business acquired or transferred from any Affiliate of the Company), and Units are issued in respect of such acquisition), in the amount of the Fair Market Value of such non-cash consideration as determined by the Board in good faith at or prior to issuance of such Interests. For the avoidance of doubt, the immediately foregoing sentence shall also apply to issuances of Interests to new Members.

Section 7.6 Negative Capital Accounts. Except as required by law, no Member shall be required to make up a negative balance in its Capital Account.

ARTICLE VIII

ADDITIONAL TERMS APPLICABLE TO OVERRIDE UNITS

Section 8.1 Certain Terms.

(a) Forfeiture of Operating Units. A Management Member’s Operating Units shall be subject to forfeiture on a pro-rata basis in accordance with the schedule in Section 8.2 hereof if he or she becomes an Inactive Management Member before the third anniversary of the issuance date of such Member's Operating Units.

(b) Value Unit Participation. Value Units will participate in distributions under Article X only upon an Exit Event and, upon such Exit Event, as follows (and only as follows): (i) No Value Units will participate in distributions if the Kelso Investment Multiple is less than or equal to 2, (ii) all Value Units will participate in distributions if the Kelso Investment Multiple is at least 4 and (iii) the Applicable Performance Percentage of the Value Units will participate in distributions if the Kelso Investment Multiple is greater than 2 and less than 4. Notwithstanding the foregoing or anything to the contrary, in no event shall any Value Units participate in distributions unless Kelso receives an internal rate of return, compounded annually (“IRR”), on its investment in the Company (as defined below) of at least 12% and the Kelso Investment Multiple is greater than 2. Kelso’s IRR will be calculated after giving full effect to the dilution of Kelso’s Interests in the Company by the Override Units (i.e., after calculating an assumed distribution to Management Members based on the first sentence hereof and calculating Kelso's IRR on this basis). The “Applicable Performance Percentage” means, expressed as a percentage, the quotient obtained by dividing (x) the excess, if positive, of the Kelso Investment Multiple (as defined below) over 2 by (y) 2. The “Kelso Investment Multiple” is computed by dividing (x) the Final Value by (y) the Initial Value.

(c) Certain Cancellations. In the event that any portion of the Value Units does not become eligible to participate in distributions pursuant to Section 8.1(b) upon the first occurrence of an Exit Event, such portion of such Value Units shall automatically be canceled without payment therefor.

(d) Certain Adjustments. All Override Units shall expire and be forfeited on the 10th anniversary of the issuance of such Override Unit.

(e) Calculations. All calculations required or contemplated by Section 8.1(b) shall be made in the sole determination of the Compensation Committee (or the Board, as applicable) and shall be final and binding on the Company and each Management Member.

(f) Benchmark Amount. The Board shall determine the Benchmark Amount with respect to each Override Unit at the time such Override Unit is issued to a Management Member, which shall be reflected on Schedule A. The Benchmark Amount of each Override Unit issued as of the date hereof will be $25.616798, which (together with the provisions of Sections 10.1(a)(i) and (ii)) are intended to result in such Override Unit being treated as a profits interest for U.S. federal income tax purposes as of the date such Override Units is issued.

Section 8.2 Effects of Termination of Employment on Override Units.

(a) Forfeiture of Override Units upon Termination.

(i) Termination for Cause. Unless otherwise determined by the Compensation Committee in a manner more favorable to such Management Member, in the event that a Management Member’s employment with the Company or any Subsidiary that employs such individual is terminated for Cause, all of the Override Units issued to such Inactive Management Member shall be forfeited.

(ii) Other Termination. Unless otherwise determined by the Compensation Committee in a manner more favorable to such Inactive Management Member, in the event that a Management Member’s employment with the Company or any Subsidiary that employs such individual is terminated for any reason other than for Cause, then, in the event that (x) an Exit Event has not yet occurred, and (y) no definitive agreement shall be in effect regarding a transaction, which, if consummated, would result in an Exit Event, then all of the Value Units issued to such Inactive Management Member shall be forfeited and a percentage of the Operating Units issued to such Inactive Management Member shall be forfeited according to the following schedule (it being understood that in the event that such forfeiture does not occur as a result of the operation of clause (y) but the definitive agreement referred to in such clause (y) subsequently terminates without consummation of an Exit Event, then the forfeiture of all of the Value Units and of the applicable percentage of Operating Units referred to herein shall thereupon occur):

If the termination occurs	Percentage of such Inactive Management Member’s Operating Units to be Forfeited
Before the first quarterly anniversary of the grant of such Inactive Management Member’s Operating Units	100%

On or after the first quarterly anniversary, but before the second quarterly anniversary, of the grant of such Inactive Management Member’s Operating Units	91.67%

On or after the second quarterly anniversary, but before the third quarterly anniversary, of the grant of such Inactive Management Member’s Operating Units	83.33%

On or after the third quarterly anniversary, but before the fourth quarterly anniversary, of the grant of such Inactive Management Member’s Operating Units	75%

On or after the fourth quarterly anniversary, but before the fifth quarterly anniversary, of the grant of such Inactive Management Member’s Operating Units	66.67%

On or after the fifth quarterly anniversary, but before the sixth quarterly anniversary, of the grant of such Inactive Management Member’s Operating Units	58.33%

On or after the sixth quarterly anniversary, but before the seventh quarterly anniversary, of the grant of such Inactive Management Member’s Operating Units	50%

On or after the seventh quarterly anniversary, but before the eighth quarterly anniversary, of the grant of such Inactive Management Member’s Operating Units	41.67%

On or after the eighth quarterly anniversary, but before the ninth quarterly anniversary, of the grant of such Inactive Management Member’s Operating Units	33.33%

On or after the ninth quarterly anniversary, but before the tenth quarterly anniversary, of the grant of such Inactive Management Member’s Operating Units	25%

On or after the tenth quarterly anniversary, but before the eleventh quarterly anniversary, of the grant of such Inactive Management Member’s Operating Units	16.67%

On or after the eleventh quarterly anniversary, but before the twelfth quarterly anniversary, of the grant of such Inactive Management Member’s Operating Units	8.33%

On or after the twelfth quarterly anniversary of the grant of such Inactive Management Member’s Operating Units	0%

(b) Inactive Management Members. If a Management Member’s employment with the Company terminates for any reason, such Member shall be thereafter be referred to herein as an “Inactive Management Member” with only the rights (and applicable restrictions) of an Inactive Management Member specified herein. Notwithstanding anything to the contrary, such Inactive Management Member shall continue to be treated as a Member for purposes of any applicable allocations or distributions, which shall be deemed for tax purposes to be made to such Inactive Management Member in its capacity as a Member, until such time as all Units retained by such Inactive Management Member are Transferred or repurchased in accordance with this Agreement.

(c) Special Distribution. If a Management Member’s employment with the Company or any Subsidiary that employs such individual is terminated for any reason, the Company may distribute in its discretion to such Management Member, in complete liquidation of his retained Units (including Common Units and Operating Units), shares of the common stock of Axle Holdings, Inc. having a Fair Market Value equal to the amount that such Inactive Management Member would have received with respect to such retained Units if the assets of the Company were sold for their Fair Market Value and the proceeds thereof distributed in accordance with Section 14.2. Any such shares shall be subject to the Shareholders Agreement.

(d) Effect of Forfeiture. Any Override Unit which is forfeited shall be cancelled for no consideration.

(e) Special Allocation. Notwithstanding any other provision of this Agreement, if an Override Unit of a Management Member is forfeited pursuant to Section 8.1(a) or 8.2(a) of this Agreement, then the Board, in its sole discretion, may (in its discretion) at any time reallocate all or any portion of such forfeited Override Units to one or more of the Management Members.

Section 8.3 Nontransferability of Awards. Notwithstanding anything to the contrary, no Override Units may be Transferred, other than (i) retained Operating Units by will or by the laws of descent and distribution (or, subject to the approval of the Compensation Committee, such approval not to be unreasonably withheld, to a trust or other entity as described in Section 13.2 for estate-planning purposes), (ii) subject to approval by the Compensation Committee in any individual case (including such additional terms and conditions as the Compensation Committee shall require), to a transferee under Article XIII. All distributions in respect of Override Units issued to a Management Member or an Inactive Management Member hereunder shall be distributed during his or her lifetime only to such Management Member or Inactive Management Member or, if applicable, a transferee permitted under Section 13.2.

ARTICLE IX

ALLOCATIONS

Section 9.1 Book Allocations of Net Profit and Net Loss. Except as provided in Section 9.2, Net Profit or Net Loss, as the case may be, with respect to any Accounting Period, including each item of income, gain, loss and deduction of the Company, shall be allocated among the Capital Accounts as of the end of such Accounting Period in a manner that as closely as possible gives effect to the provisions of Article X and the other relevant provisions of this Agreement.

Section 9.2 Special Book Allocations.

(a) Qualified Income Offset. If any Member unexpectedly receives any adjustment, allocation or distribution described in Treasury Regulations section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) and such adjustment, allocation or distribution causes or increases a deficit in such Member’s Capital Account in excess of its obligation to make additional Capital Contributions (a “Deficit”), items of gross income and gain for such Accounting Period and each subsequent Accounting Period shall be specifically allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Deficit of such Member as quickly as possible; provided that an allocation pursuant to this Section 9.2(a) shall be made only if and to the extent that such Member would have a Deficit after all other allocations provided for in this Article IX have been tentatively made as if this Section 9.2(a) were not in this Agreement. This Section 9.2(a) is intended to comply with the qualified income offset provision of Treasury Regulations section 1.704-1(b)(2)(ii)(d) and shall be interpreted in a manner consistent therewith.

(b) Partnership Minimum Gain. Except as otherwise provided in Treasury Regulations section 1.704-2(f), if there is a net decrease in Partnership Minimum Gain during any Accounting Period, each Member shall be specially allocated items of Company income and gain for such Accounting Period in proportion to, and to the extent of, an amount equal to the portion of such Member’s share of the net decrease in Partnership Minimum Gain, determined in accordance with Treasury Regulations section 1.704-2(g). This Section 9.2(b) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulations section 1.704-2(f) and shall be interpreted consistently therewith.

(c) Restorative Allocations. Any special allocations of items of income or gain pursuant to this Section 9.2 shall be taken into account in computing subsequent allocations pursuant to this Agreement, so that the net amount for any item so allocated and all other items allocated to each Member pursuant to this Agreement shall be equal, to the extent possible, to the net amount that would have been allocated to each Member pursuant to the provisions of this Agreement if such special allocations had not occurred.

Section 9.3 Tax Allocations. The income, gains, losses, credits and deductions recognized by the Company shall be allocated among the Members, for U.S. federal, state and local income tax purposes, to the extent permitted under the Code and the Treasury Regulations, in the same manner that each such item is allocated to the Members’ Capital Accounts. Notwithstanding the foregoing, the Board shall have the power to make such allocations for U.S. federal, state and local income tax purposes as may be necessary to maintain substantial economic effect, or to insure that such allocations are in accordance with the Members’ Interests, in each case within the meaning of the Code and the Treasury Regulations, it being anticipated that no Management Member or Additional Management Member shall be allocated taxable income in excess of the amount of cash to be received by such Member or Additional Member. In accordance with section 704(c) of the Code and the Treasury Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for U.S. federal income tax purposes and its fair market value at the time of contribution.

ARTICLE X

DISTRIBUTIONS

Section 10.1 Distributions Generally.

(a) This section provides for the distribution of certain amounts (“Distributable Amounts”) to the Members. The term “Distributable Amounts” means (i) upon the occurrence of an Exit Event, all amounts held by the Company immediately following such Exit Event reduced by existing liabilities and expenses of the Company and a reasonable reserve for future liabilities and expenses; and (ii) at any other time determined by Board, any amounts designated by the Board to the extent that the cash available to the Company and its subsidiaries is in excess of the reasonably anticipated needs of the business (including reserves). Immediately prior to the making of any distribution, a tentative distribution schedule shall be made, including for the purpose of determining whether applicable Kelso performance hurdles are met. In determining the amount distributable to each Member, the provisions of this Section 10.1 shall be applied in an iterative manner. Distributable Amounts shall then be distributed as follows:

(i) Subject to Section 10.1(a)(ii) and the provisions of Article VIII, to the Members in proportion to the number of Units held by each Member as of the time of such distribution.

(ii) The amount of any proposed distribution to a holder of any participating Override Unit pursuant to Section 10.1(a)(i) in respect of such Override Unit shall be reduced until the total reductions in proposed distributions pursuant to this Section 10.1(a)(ii) in respect of such Override Unit equals the Benchmark Amount in respect of such Override Unit. Any amount that is not distributed to the holder of any Override Unit pursuant to this Section 10.1(a)(ii) shall be distributed to the Members pursuant to Section 10.1(a)(i) without applying this Section 10.1(a)(ii) again with respect to such re-distributed Benchmark Amount.

(b) In the event that an Exit Event is structured as a sale of Interests by the Members (including pursuant to Section 13.10(b)), rather than a distribution of proceeds by the Company, the purchase agreement governing such Interest sale will have provisions therein which replicate, to the greatest extent possible, the economic result which would have been attained under this Article X had the Exit Event been structured as a sale of the Company's assets and a distribution of proceeds thereof.

(c) For the avoidance of doubt, it is understood that references herein to Override Units that “will not participate in distributions under Article X” or any similar formulation or reference means (i) that Members will not receive distributions in respect of such Units held pursuant to Article X and (ii) that such non-participating Override Units held will not be counted in any determination of the pro rata or proportionate ownership of Units of such Member or any other Member for purposes of Article X. Notwithstanding anything to the contrary, no Override Units shall participate in any distributions under this Section 10.1 except pursuant to an Exit Event in accordance with this Agreement (including Section 8.1(b)) unless the Compensation Committee shall determine otherwise.

Section 10.2 Distributions In Kind. In the event of a distribution of Company property, such property shall for all purposes of this Agreement be deemed to have been sold at its Fair Market Value and the proceeds of such sale shall be deemed to have been distributed to the Members.

Section 10.3 No Withdrawal of Capital. Except as otherwise expressly provided in Article XIV, no Member shall have the right to withdraw capital from the Company or to receive any distribution or return of such Member’s Capital Contributions.

Section 10.4 Withholding.

(a) Each Member shall, to the fullest extent permitted by applicable law, indemnify and hold harmless each Person who is or who is deemed to be the responsible withholding agent for U.S. federal, state or local income tax purposes against all claims, liabilities and expenses of whatever nature (but, in each case, excluding any penalties and excluding accrued interest that results from such Person’s fraud, willful misfeasance, bad faith or gross negligence) solely relating to such Person’s obligation to withhold and to pay over any U.S. federal, state, or local income taxes imposed on such Member and the employee's share of social security, Medicare, and federal unemployment taxes imposed on such Member (including, in each case, accrued interest but excluding penalties thereon), provided that such liability of any Member shall not exceed the sum of the balance of such Member’s Capital Account, after giving effect to all adjustments hereunder, and the aggregate amount of all prior distributions made to such Member by the Company.

(b) Notwithstanding any other provision of this Article X, (i) each Member hereby authorizes the Company to withhold and to pay over, or otherwise pay, any withholding or other taxes payable by the Company or any of its Affiliates with respect to such Member or as a result of such Member’s participation in the Company and (ii) if and to the extent that the Company shall be required to withhold or pay any such taxes (including any amounts withheld from amounts payable to the Company to the extent attributable, in the judgment of the Members, to such Member’s Interest), such Member shall be deemed for all purposes of this Agreement to have received a payment from the Company as of the time such withholding or tax is required to be paid, which payment shall be deemed to be a distribution with respect to such Member’s Interest to the extent that the Member (or any successor to such Member’s Interest) is then entitled to receive a distribution. To the extent that the aggregate of such payments to a Member for any period exceeds the distributions to which such Member is entitled for such period, such Member shall make a prompt payment to the Company of such amount. It is the intention of the Members that no amounts will be includible as compensation income to any Management Member, or will give rise to any withholding taxes imposed on compensation income, for United States federal income tax purposes as a result of the receipt, vesting or disposition of, or lapse of any restriction with respect to, any Override Units granted to such Member.

(c) If the Company makes a distribution in kind and such distribution is subject to withholding or other taxes payable by the Company on behalf of any Member, such Member shall make a prompt payment to the Company of the amount of such withholding or other taxes by wire transfer.

Section 10.5 Restricted Distributions. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Member on account of its Interest in the Company if such distribution would violate Section 18-607 of the Delaware Act or other applicable law.

Section 10.6 Tax Distributions. In the event the Company allocates net taxable income to any of the Company's Members for any accounting period, then, at the Compensation Committee's discretion (or the Board’s, if there shall be no Compensation Committee), the Company shall make distributions of cash to such members prior to any other distributions provided for in Article X in an amount determined by the Compensation Committee (or the Board, if there shall be no Compensation Committee) for the purpose of allowing such members to satisfy their tax liability arising as a result of such allocation. Tax distributions made pursuant to the foregoing shall be treated as advances against distributions payable to members pursuant to Section 10.1.

Section 10.7 Benchmark Adjustment. Management Members' Benchmark Amounts shall be proportionately adjusted to reflect, as deemed equitable and appropriate by the Compensation Committee, distributions (including any such distribution in connection with a recapitalization transaction or similar extraordinary transaction) made to the other Members pursuant to Section 10.1 at a time other than an Exit Event. All determinations and calculations required under this Section 10.7 shall be made in the sole discretion of the Compensation Committee.

ARTICLE XI

BOOKS AND RECORDS

Section 11.1 Books, Records and Financial Statements.

(a) At all times during the continuance of the Company, the Company shall maintain, at its principal place of business, separate books of account for the Company that shall show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received and all income derived in connection with the operation of the Company’s business in accordance with generally accepted accounting principles consistently applied, and, to the extent inconsistent therewith, in accordance with this Agreement. Such books of account, together with a copy of this Agreement and the Certificate, shall at all times be maintained at the principal place of business of the Company and shall be open to inspection and examination at reasonable times by each Member and its duly authorized representative for any purpose reasonably related to such Member’s Interest; provided that the Company may maintain the confidentiality of Schedule A.

(b) Within the same time periods applicable to the Company's lenders with respect to the relevant financial information, the Company shall provide to the Parthenon Members such quarterly or annual financial statements and other financial information (if any) (collectively, the “Lender Financial Information”) required to be provided, and provided, to the lenders of the Company and its Subsidiaries; provided that, following such time that a Parthenon Member first informs the Company in writing that it has elected to no longer receive the Lender Financial Information, thereinafter the Parthenon Members shall no longer receive, and the Company shall no longer have any obligation to provide to the Parthenon Members, the Lender Financial Information.

Section 11.2 Filings of Returns and Other Writings; Tax Matters Partner.

(a) The Company shall timely file all Company tax returns and shall timely file all other writings required by any governmental authority having jurisdiction to require such filing. Within 90 days after the end of each taxable year (or as soon as reasonably practicable thereafter), the Company shall send to each Person that was a Member at any time during such year copies of Schedule K-1, “Partner’s Share of Income, Credits, Deductions, Etc.”, or any successor schedule or form, with respect to such Person, together with such additional information as may be necessary for such Person to file his, her or its United States federal income tax returns.

(b) KIA VII shall be the tax matters partner of the Company, within the meaning of section 6231 of the Code (the “Tax Matters Partner”) unless a Majority in Interest votes otherwise. Each Member hereby consents to such designation and agrees that upon the request of the Tax Matters Partner, such Member will execute, certify, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to evidence such consent.

(c) Promptly following the written request of the Tax Matters Partner, the Company shall, to the fullest extent permitted by applicable law, reimburse and indemnify the Tax Matters Partner for all reasonable expenses, including reasonable legal and accounting fees, claims, liabilities, losses and damages incurred by the Tax Matters Partner in connection with any administrative or judicial proceeding with respect to the tax liability of the Members, except to the extent arising from the bad faith, gross negligence, willful violation of law, fraud or breach of this Agreement by such Tax Matters Partner.

(d) The provisions of this Section 11.2 shall survive the termination of the Company or the termination of any Member’s Interest and shall remain binding on the Members for as long a period of time as is necessary to resolve with the Internal Revenue Service any and all matters regarding the U.S. federal income taxation of the Company or the Members.

Section 11.3 Accounting Method. For both financial and tax reporting purposes, the books and records of the Company shall be kept on the accrual method of accounting applied in a consistent manner and shall reflect all Company transactions and be appropriate and adequate for the Company’s business.

ARTICLE XII

LIABILITY, EXCULPATION AND INDEMNIFICATION

Section 12.1 Liability. Except as otherwise provided by the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Covered Person.

Section 12.2 Exculpation. No Covered Person shall be liable to the Company or any other Covered Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner believed to be within the scope of authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s gross negligence, willful misconduct or willful breach of this Agreement.

Section 12.3 Fiduciary Duty. To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any other Covered Person, a Covered Person acting under this Agreement shall not be liable to the Company or to any other Covered Person for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Covered Person.

Section 12.4 Indemnification. To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner believed to be within the scope of authority conferred on such Covered Person by this Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of such Covered Person’s gross negligence, willful misconduct or willful breach of this Agreement with respect to such acts or omissions; provided, that any indemnity under this Section 12.4 shall be provided out of and to the extent of Company assets only, and no Covered Person shall have any personal liability on account thereof.

Section 12.5 Expenses. To the fullest extent permitted by applicable law, expenses (including, without limitation, reasonable attorneys’ fees, disbursements, fines and amounts paid in settlement) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding relating to or arising out of their performance of their duties on behalf of the Company shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall ultimately be determined by a court of competent jurisdiction that the Covered Person is not entitled to be indemnified as authorized in Section 12.4.

Section 12.6 Severability. To the fullest extent permitted by applicable law, if any portion of this Article shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify each Director or Officer and may indemnify each employee or agent of the Company as to costs, charges and expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Company, to the fullest extent permitted by any applicable portion of this Article that shall not have been invalidated.

ARTICLE XIII

TRANSFERS OF INTERESTS

Section 13.1 Restrictions on Transfers of Interests by Investor Members and Management Members. No Management Member or Investor Member may Transfer any Interests (including, without limitation to any other Member, or by gift, or by operation of law or otherwise), provided that Interests may be Transferred (a) pursuant to Section 13.2(a) (“Estate Planning Transfers, Transfers Upon Death”), (b) in accordance with Section 13.5 (“Puts and Calls”), (c) in accordance with Section 13.6 (“Involuntary Transfers”), (d) pursuant to Section 13.10(a) (“Tag-Along Rights”), (e) pursuant to Section 13.10(b) (“Drag-Along Rights”) and (f) pursuant to Section 13.11, in connection with the formation of Newco (as defined in Section 13.11(b)) in anticipation of an IPO.

Section 13.2 Estate Planning Transfers; Transfers upon Death of an Investor Member or Management Member; Affiliate Transfers.

(a) Common Units held by Management Members or Investor Members may be transferred for estate-planning purposes of such Investor Member or Management Member, authorized by the prior written approval (such approval not to be unreasonably withheld or delayed) of the Board (excluding such Management Member or Investor Member and other members of the Board who are designees of the Management Members and the Investor Members), to (A) a trust under which the distribution of the Common Units may be made only to beneficiaries who are such Management Member or Investor Members, his or her spouse, his or her parents, members of his or her immediate family or his or her lineal descendants, (B) a charitable remainder trust, the income from which will be paid to such Management Member or Investor Member during his or her life, (C) a corporation, the shareholders of which are only such Management Member or Investor Member, his or her spouse, his or her parents, members of his or her immediate family or his or her lineal descendants or (D) a partnership or limited liability company, the partners or members of which are only such Management Member or Investor Member, his or her spouse, his or her parents, members of his or her immediate family or his or her lineal descendants. Common Units may be transferred as a result of the laws of descent, provided that any heirs, executors or other beneficiaries shall remain subject to the terms of this Agreement as if such Management Member or Investor Member continued to hold the Common Units directly.

(b) The Parthenon Members may Transfer all or a portion of their Interests to any of their Affiliates (other than any portfolio company). For the avoidance of doubt, upon any such Transfer to a permitted Affiliate (or to any subsequent permitted affiliated transferee), such Affiliate of the Parthenon Members shall be bound by all of the restrictions of this Agreement applicable to the Parthenon Members. The Parthenon Members shall promptly inform the Company of any Transfer made pursuant to this Section 13.2(b).

Section 13.3 Effect of Assignment. The Company shall, from the effective date of any permitted assignment of an Interest (or part thereof), thereafter pay all further distributions on account of such Interest (or part thereof) to the assignee of such Interest (or part thereof); provided that such assignee shall have no rights or powers as a Member unless such assignee complies with Section 13.8.

Section 13.4 Overriding Provisions.

(a) Any Transfer in violation of this Article XIII shall be null and void ab initio, and the provisions of Section 13.3 shall not apply to any such Transfers. The approval of any Transfer in any one or more instances shall not limit or waive the requirement for such approval in any other or future instance.

(b) All Transfers permitted under this Article XIII are subject to this Section 13.4 and Sections 13.5, 13.7 and 13.8.

(c) Any proposed Transfer by a Member pursuant to the terms of this Article XIII shall, in addition to meeting all of the other requirements of this Agreement, satisfy the following conditions: (i) the Transfer will not be effected on or through an “established securities market” or a “secondary market or the substantial equivalent thereof,” as such terms are used in Treasury

Regulations section 1.7704-1, and, at the request of the Board, the transferor and the transferee will have each provided the Company a certificate to such effect; and (ii) the proposed transfer will not result in the Company having more than 99 Members, within the meaning of Treasury Regulations section 1.7704-1(h)(1) (determined pursuant to the rules of Treasury Regulations section 1.7704-1(h)(3)). The Board may in its sole discretion waive the condition set forth in clause (ii) of this Section 13.4(c).

(d) The Company shall promptly amend Schedule A to reflect any permitted transfers of Interests pursuant to this Article XIII.

Section 13.5 Put and Call Rights.

(a) Sale by Inactive Management Members to the Company (“Put Rights”). Subject to all provisions of this Section 13.5(a) and to Section 13.5(c) (“Prohibited Purchases”), each Inactive Management Member shall have the right to sell to the Company, and the Company shall have the obligation to purchase from each such Inactive Management Member, all, but not less than all, of such Inactive Management Member’s Common Units following the termination of employment of such Inactive Management Member, at their Fair Market Value, if the employment of such Inactive Management Member with the Company or any Subsidiary that employs such individual (or by the Company on behalf of any such Subsidiary) (i) is terminated without Cause or (ii) terminates as a result of (A) the death or Disability of such Inactive Management Member, (B) the resignation of such Inactive Management Member (with or without Good Reason); provided, that (in the case of this clause (B)), at the time of such resignation the Company or any Subsidiary that employs such individual would not have the right to terminate such Management Member for Cause or (C) the Retirement of such Inactive Management Member. If any Inactive Management Member desires to sell Common Units pursuant to this Section 13.5(a), he or she (or his or her estate, as the case may be) shall notify the Company not more than 180 days after the termination of employment as a result of death or Disability and not more than 90 days after the termination of employment as a result of a termination without Cause, the resignation of such Inactive Management Member or the Retirement of such Inactive Management Member.

(b) Right of the Company to Purchase from Inactive Management Members (“Call Rights”). Subject to all provisions of this Section 13.5(b) and Section 13.5(c) (“Prohibited Purchases”), the Company shall have the right to purchase from each Inactive Management Member, and each such Inactive Management Member shall have the obligation to sell to the Company, all, but not less than all, of such Inactive Management Member’s Common Units following the termination of employment of such Inactive Management Member:

(i) at their Fair Market Value, if the employment of such Inactive Management Member with the Company or any Subsidiary that employs such individual (or by the Company on behalf of any such Subsidiary) is terminated as a result of (A) the termination by the Company or any such subsidiary (or by the Company on behalf of any such subsidiary) of such employment without Cause, (B) the death or Disability of such Inactive Management Member, (C) the resignation of such Inactive Management Member (with or without Good Reason); provided, that (in the case of this clause (C)), at the time of such resignation the Company or any Subsidiary that employs such individual would not have the right to terminate such Management Member for Cause or (D) the Retirement of such Inactive Management Member;

(ii) at the lesser of Fair Market Value and the Carrying Value of such Common Units if the employment of such Inactive Management Member with the Company or any Subsidiary that employs such individual (or by the Company on behalf of any such Subsidiary) is terminated for Cause; or

(iii) at the Fair Market Value or the Carrying Value of such Common Units, in the sole discretion of the Board (excluding such Inactive Management Member and other members of the Board who are designees of the Management Members), if such Inactive Management Member is terminated by the Company for any reason other than as a result of an event described in either subparagraph (i) or (ii) of this Section 13.5(b).

(c) Prohibited Purchases. Notwithstanding anything to the contrary herein, the Company shall not be obligated to purchase any Interests from an Inactive Management Member hereunder and shall not exercise any right to purchase Interests from a Management Member hereunder, in each case, to the extent (a) the Company is prohibited from purchasing such Interests (or incurring debt to finance the purchase of such Interests), or the Company is unable to obtain funds to pay for such Interests from a Subsidiary of the Company, in any case by reason of any debt instruments or agreements, including any amendment, renewal, extension, substitution, refinancing, replacement or other modification thereof, which have been entered into or which may be entered into by the Company or any of its Subsidiaries, including those to finance the acquisition of the Company on the date hereof, and any future acquisitions by the Company or recapitalizations of the Company (the “Financing Documents”) or by applicable law, (b) an event of default has occurred (or, with notice or the lapse of time or both, would occur) under any Financing Document and is (or would be) continuing, or (c) the purchase of such Interests (including the incurrence of any debt which in the judgment of the Board is necessary to finance such purchase) or the distribution of funds to the Company by a Subsidiary thereof to pay for such purchase (1) would, or in the view of the Board (excluding such Inactive Management Member and other members of the Board who are designees of any Management Member), would reasonably be likely to result in the occurrence of an event of default under any Financing Document or create a condition which would reasonably be likely to, with notice or lapse of time or both, result in such an event of default, (2) would, in the judgment of the Board (excluding such Inactive Management Member and other members of the Board who are designees of any Management Member), be imprudent in view of the financial condition (present or projected) of the Company and its Subsidiaries or the anticipated impact of the purchase (or of the obtaining of funds to permit the purchase) of such Interests on the Company's or any of its Subsidiaries' ability to meet their respective obligations, including under any Financing Document or otherwise, or to satisfy and make their planned capital and other expenditures or satisfy any related obligations, or (3) could, in the judgment of the Board, constitute a fraudulent conveyance or transfer by the Company or a Subsidiary thereof or render the Company or a Subsidiary thereof insolvent under applicable law or violate limitations in applicable corporate law on repurchases of stock or payment of dividends or distributions. If Interests which the Company has the right or obligation to purchase on any date exceed the total amount permitted to be purchased on such date pursuant to the preceding sentence (the “Maximum Amount”), the Company shall purchase on such date only that number of Interests up to the Maximum Amount (if any) (and shall not be required to purchase more than the Maximum Amount) in such amounts as the Board shall in good faith determine.

Notwithstanding anything to the contrary contained in this Agreement, if the Company is unable to make any payment when due to any Management Member under this Agreement by reason of this Section 13.5(c), the Company shall have the option to either (i) make such payment at the earliest practicable date permitted under this Section 13.5(c) and any such payment shall accrue simple interest (or if such payment is accruing interest at such time, shall continue to accrue interest) at a rate per annum of 6% from the date such payment is due and owing to the date such payment is made, provided that all payments of interest accrued hereunder shall be paid only at the date of payment by the Company for the Interests being purchased or (ii) pay the purchase price for such Interests with a subordinated note which is fully subordinated in right of payment and exercise of remedies to the lenders’ rights under the Financing Documents and the maturity date of which is 30 days after the latest maturity date on any debt of the Company which is outstanding (or reasonably expected to become outstanding) as of the date such subordinated note is issued.

(d) Retained Operating Units. Notwithstanding anything to the contrary, the provisions of Section 13.5(a) and 13.5(b) shall not apply to (and there shall no put or call rights with respect to) retained Operating Units unless the Board or the Compensation Committee determines in its discretion that such provisions will so apply; provided that in the event that the Board or the Compensation Committee, as applicable, determines that the provisions will be applicable to retained Operating Units, with respect to any Operating Units to be purchased or sold pursuant to such Sections, clauses 13.5(a)(ii)(B) and 13.5(b)(i)(C) shall read as follows: “the resignation of such Inactive Management Member with Good Reason” (it being understood that, in respect of retained Operating Units, the Board or the Compensation Committee, as applicable, will have discretion to purchase such Operating Units at either Fair Market Value or Carrying Value with respect to resignations without Good Reason).

Section 13.6 Involuntary Transfers. Any transfer of title or beneficial ownership of Interests upon default, foreclosure, forfeit, divorce, court order or otherwise than by a voluntary decision on the part of a Management Member or an Investor Member (each, an “Involuntary Transfer”) shall be void unless the Management Member or the Investor Member complies with this Section 13.6 and enables the Company to exercise in full its rights hereunder. Upon any Involuntary Transfer, the Company shall have the right to purchase such Interests pursuant to this Section 13.6 and the person or entity to whom such Interests have been Transferred (the “Involuntary Transferee”) shall have the obligation to sell such Interests in accordance with this Section 13.6. Upon the Involuntary Transfer of any Interest, such Management Member or an Investor Member shall promptly (but in no event later than two days after such Involuntary Transfer) furnish written notice to the Company indicating that the Involuntary Transfer has occurred, specifying the name of the Involuntary Transferee, giving a detailed description of the circumstances giving rise to, and stating the legal basis for, the Involuntary Transfer. Upon the receipt of the notice described in the preceding sentence, and for 60 days thereafter, the Company shall have the right to purchase, and the Involuntary Transferee shall have the obligation to sell, all (but not less than all) of the Interests acquired by the Involuntary Transferee for a purchase price equal to the lesser of (i) the Fair Market Value of such Interest and (ii) the amount of the indebtedness or other liability that gave rise to the Involuntary Transfer plus the excess, if any, of the Carrying Value of such Interests over the amount of such indebtedness or other liability that gave rise to the Involuntary Transfer. Notwithstanding anything to the contrary, any Involuntary Transfer of Override Units shall result in the immediate forfeiture of such Override Units and without any compensation therefor, and such Involuntary Transferee shall have no rights with respect to such Override Units without regard to the transferring Management Member’s or Investor Member’s, as applicable, status of employment with the Company or any of its Subsidiaries.

Section 13.7 Assignment by the Company. The Company shall have the right to assign to Kelso all or any portion of its rights and obligations under Sections 13.5(a), 13.5(b) or 13.6, provided that any such assignment or assumption is accepted by Kelso; provided further that if the Company determines to assign its rights and obligations under this Section 13.7 to Kelso (and Kelso accepts such assignment and assumption), the Company shall also offer to assign such rights and obligations to the Parthenon Members on a pro-rata basis based on relative ownership interests between Kelso and the Parthenon Members. If the Company has not exercised its right to purchase Interests pursuant to any such Section within fifteen (15) days of receipt by the Company of the letter, notice or other occurrence giving rise to such rights, then Kelso shall have the right to require the Company to assign such rights; provided that the provisos set forth in the immediately preceding sentence with respect to the pro-rata assignment of such rights shall apply if Kelso determines to require the Company to assign such rights. Kelso shall have the right to assign to one or more of the Kelso Members all or any of its rights to purchase Interests pursuant to this Section 13.7.

Section 13.8 Substitute Members. In the event any Management Member, Investor Member or Kelso Member Transfers its Interest in compliance with the other provisions of this Article XIII, the transferee thereof shall have the right to become a substitute Management Member, Investor Member or substitute Kelso Member, as the case may be, but only upon satisfaction of the following:

(a) execution of such instruments as the Board deems reasonably necessary or desirable to effect such substitution; and

(b) acceptance and agreement in writing by the transferee of the Member’s Interest to be bound by all of the terms and provisions of this Agreement and assumption of all obligations under this Agreement (including breaches hereof) applicable to the transferor and in the case of a transferee of a Management Member who resides in a state with a community property system, such transferee causes his or her spouse, if any, to execute a Spousal Waiver in the form of Exhibit A attached hereto. Upon the execution of the instrument of assumption by such transferee and, if applicable, the Spousal Waiver by the spouse of such transferee, such transferee shall enjoy all of the rights and shall be subject to all of the restrictions and obligations of the transferor of such transferee.

Section 13.9 Release of Liability. In the event any Member shall sell such Member’s entire Interest in the Company (other than in connection with an Exit Event) in compliance with the provisions of this Agreement, including, without limitation, pursuant to the last sentence of Section 13.6, without retaining any interest therein, directly or indirectly, then the selling Member shall, to the fullest extent permitted by applicable law, be relieved of any further liability arising hereunder for events occurring from and after the date of such Transfer, provided, however, that no such Transfer shall relieve any Management Member of his obligations pursuant to Section 4.6 hereof and such obligations shall survive any termination of such Management Member’s membership in the Company for the restriction period set forth in Section 4.6.

Section 13.10 Tag-Along and Drag-Along Rights.

(a) Tag-Along Rights. In the event that at any time Kelso (or an Affiliate (other than the Company and its Subsidiaries) thereof holding Interests) proposes to Transfer Interests in the Company, other than any Transfer to an Affiliate of Kelso, Kelso shall give each Investor Member and Management Member written notice of such proposed Transfer. Each Management Member and Investor Member shall then have the right (the “Tag-Along Right”), exercisable by written notice to Kelso within 30 days following delivery of the notice referred to in the foregoing sentence, to participate pro rata in such sale by selling a pro rata portion of such Management Member’s and Investor Member’s Interests on substantially the same (and no less favorable) terms (including with respect to representations, warranties and indemnification) as the selling Kelso Member, provided, however, that any representations and warranties relating specifically to any Member shall only be made by that Member and any indemnification provided by the Members (other than in respect of representations and warranties relating to any such Shareholder’s title to or ownership of the Interests being sold by such Shareholder in the Proposed Sale and such holder’s authority, power and right to enter into and consummate such transaction without violating any other agreement or legal requirement) shall be based on the proceeds to be received by each Member in the proposed sale, either on a several, not joint, basis or solely with recourse to an escrow established for the benefit of the proposed purchaser; provided, further, however, that, (i) in respect of consideration received by the Management Members, if a majority (based on ownership of participating Interests) of participating Management Members consent (ii) in respect of consideration received by the Parthenon

Members, with a Parthenon Members’ consent, or (iii) in respect of consideration received by the Investor Members (other than the Parthenon Members), if a majority (based on ownership of participating Interests) of participating Investor Members (other than the Parthenon Members) consent, the form of consideration to be received by Kelso or any Kelso Member in connection with the proposed sale may be different from that received by the Management Members and/or the Investor Members so long as the value of the consideration to be received by Kelso or any Kelso Member is the same or less than what they would have received had they received the same form of consideration as the Management Members and/or Investor Members (as reasonably determined by the Board in good faith).

(b) Drag-Along Rights. (i) In the event that at any time Kelso (or an Affiliate (other than the Company and its Subsidiaries) thereof holding Interests) (A) proposes to Transfer Interests in the Company, other than any Transfer to an Affiliate of Kelso, or (B) desires to effect an Exit Event, Kelso shall have the right (the “Drag-Along Right”), upon written notice to the other Members not less than 30 days prior to the proposed closing, to require that each other Member join pro rata in such sale by selling a pro rata portion of such Member’s Interests on substantially the same (and no less favorable) terms (including with respect to representations, warranties and indemnification) as the selling Kelso Members, provided, however, that any representations and warranties relating specifically to any Member shall only be made by that Member and any indemnification provided by the Members (other than in respect of representations and warranties relating to any such Shareholder’s title to or ownership of the Interests being sold by such Shareholder in the Proposed Sale and such holder’s authority, power and right to enter into and consummate such transaction without violating any other agreement or legal requirement) shall be based on the relative purchase price being received by each Member in the proposed sale, either on a several, not joint, basis or solely with recourse to an escrow established for the benefit of the proposed purchaser; provided, further, however, that (i) in respect of consideration received by the Management Members, if a majority (based on ownership of participating Interests) of participating Management Members consent, (ii) in respect of consideration received by the Parthenon Members, with a Parthenon Members’ consent, or (iii) in respect of consideration received by the Investor Members (other than the Parthenon Members), if a majority (based on ownership of participating Interests) of the Investor Members (other than the Parthenon Members) consent, the form of consideration to be received by Kelso or any Kelso Member in connection with the proposed sale may be different from that received by the Management Members and/or the Investor Members so long as the value of the consideration to be received by Kelso or any Kelso Member is the same or less than what they would have received had they received the same form of consideration as the Management Members and/or Investor Members (as reasonably determined by the Board in good faith). For purposes of this Section 13.10, for each Member, “joining Kelso in such sale” shall include voting its Interests consistently with Kelso, transferring its Interests to a corporation organized in anticipation of such sale in exchange for capital stock of such corporation, executing and delivering agreements and documents which are being executed and delivered by Kelso and providing such other cooperation as Kelso may reasonably request.

(ii) Any Exit Event may be structured as an auction and may be initiated by the delivery to the Company and the other Members of a written notice that Kelso has elected to initiate an auction sale procedure. Kelso shall be entitled to take all steps reasonably necessary to carry out an auction of the Company, including, without limitation, selecting an investment bank, providing confidential information (pursuant to confidentiality agreements), selecting the winning bidder and negotiating the requisite documentation. The Company and each Member shall provide assistance with respect to these actions as reasonably requested.

(iii) The Members acknowledge and agree that Kelso shall have the right, pursuant to Section 6.2(f) of the Shareholders Agreement, to elect that a Member holding securities of Axle Holdings, Inc., a Delaware corporation (“Holdings”) sell additional shares of Holdings common stock (in addition to shares that such Member holding securities of Holdings would be required to sell pursuant to Section 6.2(a) of the Shareholders Agreement) in lieu of all or a portion of Interests that such Member would otherwise be required to sell by virtue of Kelso's drag-along rights pursuant to Section 13.10(b).

(c) In the event the Kelso Members sell less than 100% of their Interests in the Company, joining “pro rata in such sale” shall be based on relative participating Common Units unless the Compensation Committee deems the provisions of Article X operative (including Section 10.1(b)) or the Compensation Committee determines that Override Units shall, or shall be required to, participate in such sale (in which case “pro rata in such sale” shall be based on relative participating Units, with applicable adjustments made for Benchmark Amounts) or the Compensation Committee otherwise determines on a reasonable basis based on the then current capital structure of the Company. Notwithstanding anything to the contrary set forth in this Section 13.10, holders of Override Units shall not have rights (nor obligations) to participate in Transfers by Kelso or Affiliates thereof pursuant to Section 13.10(a) or 13.10(b) unless the Compensation Committee, in its sole discretion, determines (with respect to any particular Transfer by Kelso or an Affiliate) that Override Units (including either or both of Operating Units or Value Units or portions thereof) shall be permitted to (in the case of Section 13.10(a)), or shall be required to (in the case of 13.10(b)), to participate in a sale of Interests by Kelso pursuant to Section 13.10(a) or 13.10(b) (in which case applicable Override Units shall be permitted to participate or be required to participate); provided that, in either case, the Compensation Committee may make appropriate provision in the transaction with respect to Override Units so included to account for applicable Benchmark Amounts, the retention schedule set forth in Section 8.2(a)(ii) and other appropriate provisions of this Agreement. The foregoing shall not limit the rights of holders of Override Units to participate in any Exit Event pursuant to Articles VIII and X.

(d) Any transaction costs, including transfer taxes and legal, accounting and investment banking fees incurred by the Company and Kelso in connection with a Exit Event shall, unless the applicable purchaser refuses, be borne by the Company in the event of a merger, consolidation or sale of assets and shall otherwise be borne by the Members on a pro rata basis based on the consideration received by each Member in such Exit Event.

Section 13.11 Initial Public Offering.

(a) Upon a determination by Kelso to effect an Initial Public Offering, the Board shall take such actions as are necessary to structure the IPO in a manner acceptable to Kelso, including, without limitation, causing the public offering of the stock of an existing or newly formed subsidiary of the Company or any of the Transfers, mergers, consolidations or restructurings pursuant to Section 13.11(b) and making any such amendments to this Agreement (subject to Section 15.11) as may be deemed by the Board to be necessary to facilitate such IPO.

(b) In the event of a determination by Kelso to cause (i) a Transfer of all or substantially all of (x) the assets of the Company or (y) the Interests to a newly organized stock corporation or other business entity (“Newco”), (ii) a merger of the Company into Newco by merger or consolidation or (iii) any other restructuring of the Interests, in any such case in anticipation of an Initial Public Offering, each Member shall take such steps to effect such Transfer, merger, consolidation or other restructuring as may be requested by the Company on terms that are substantially the same (and no less favorable) in respect of such Member's Interests as other holders of corresponding Interests in respect of such corresponding Interests, including, without limitation, if requested, Transferring such Member’s Interests to Newco in exchange for capital stock of Newco, provided, that in the event of such an exchange, each Interest would be exchanged for a number of shares of Newco stock determined in a manner such that each Member is treated no less favorably than such Member would have been treated upon an Exit Event (assuming the value of the consideration to be received by Kelso in the Exit Event is the mid-point of the filing range in the IPO); provided, however, in lieu of effecting any such exchange of the Common Units (and/or, at the option and request of Kelso, Override Units) of Management Members, the Company shall, at the request of Kelso, pay to the Management Members cash in an amount equal to the aggregate Fair Market Value of the shares such Management Member would, otherwise, have received pursuant to the preceding proviso. Notwithstanding the preceding sentence, no Member shall be required to take any action or omit to take any action to the extent such action or omission violates applicable law. If the Board determines to effect an IPO pursuant to this Section 13.11(b) and the Management Members receive shares of Newco pursuant to any such Transfer, merger, consolidation or restructuring, each Management Member and Investor Member agrees to enter (as a “Management Shareholder” or a “Outside Investor”, respectively, as set forth therein) into a registration rights agreement on terms substantially comparable to the terms of the Registration Rights Agreement.

ARTICLE XIV

DISSOLUTION, LIQUIDATION AND TERMINATION

Section 14.1 Dissolving Events. The Company shall be dissolved and its affairs wound up in the manner hereinafter provided upon the happening of any of the following events:

(a) the Board and the Members shall vote or agree in writing to dissolve the Company pursuant to the required votes set forth in Sections 5.3 and 4.3(d), respectively;

(b) any event which under applicable law would cause the dissolution of the Company, provided that, unless required by law, the Company shall not be wound up as a result of any such event and the business of the Company shall continue.

Notwithstanding the foregoing, the death, retirement, resignation, expulsion, bankruptcy or dissolution of any Member or the occurrence of any other event that terminates the continued membership of any Member in the Company under the Delaware Act shall not, in and of itself, cause the dissolution of the Company. In such event, the remaining Member(s) shall continue the business of the Company without dissolution.

Section 14.2 Dissolution and Winding-Up. Upon the dissolution of the Company, the assets of the Company shall be liquidated or distributed under the direction of and to the extent determined by the Board and the business of the Company shall be wound up. Within a reasonable time after the effective date of dissolution of the Company, the Company’s assets shall be distributed in the following manner and order:

First, to creditors in satisfaction of indebtedness (other than any loans or advances that may have been made by any of the Members to the Company), whether by payment or the making of reasonable provision for payment, and the expenses of liquidation, whether by payment or the making of reasonable provision for payment, including the establishment of reasonable reserves (which may be funded by a liquidating trust) determined by the Board or the liquidating trustee, as the case may be, to be reasonably necessary for the payment of the Company’s expenses, liabilities and other obligations (whether fixed, conditional, unmatured or contingent);

Second, to the payment of loans or advances that may have been made by any of the Members to the Company; and

Third, to the Members in accordance with Section 10.1, taking into account any amounts previously distributed under Section 10.1,

provided that no payment or distribution in any of the foregoing categories shall be made until all payments in each prior category shall have been made in full, and provided, further, that if the payments due to be made in any of the foregoing categories exceed the remaining assets available for such purpose, such payments shall be made to the Persons entitled to receive the same pro rata in accordance with the respective amounts due to them.

Section 14.3 Distributions in Cash or in Kind. Upon the dissolution of the Company, the Board shall use all commercially reasonable efforts to liquidate all of the Company’s assets in an orderly manner and apply the proceeds of such liquidation as set forth in Section 14.2, provided that if in the good faith judgment of the Board, a Company asset should not be liquidated, the Board shall cause the Company to allocate, on the basis of the Fair Market Value of any Company assets not sold or otherwise disposed of, any unrealized gain or loss based on such value to the Members’ Capital Accounts as though the assets in question had been sold on the date of distribution and, after giving effect to any such adjustment, distribute such assets in accordance with Section 14.2 as if such Fair Market Value had been received in cash, subject to the priorities set forth in Section 14.2, and provided, further, that the Board shall in good faith attempt to liquidate sufficient Company assets to satisfy in cash (or make reasonable provision for) the debts and liabilities referred to in Section 14.2.

Section 14.4 Termination. The Company shall terminate when the winding up of the Company’s affairs has been completed, all of the assets of the Company have been distributed and the Certificate has been canceled, all in accordance with the Delaware Act.

Section 14.5 Claims of the Members. The Members and former Members shall look solely to the Company’s assets for the return of their Capital Contributions, and if the assets of the Company remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such Capital Contributions, the Members and former Members shall have no recourse against the Company or any other Member.

ARTICLE XV

MISCELLANEOUS

Section 15.1 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) mailed, certified or registered mail with postage prepaid, (c) sent by next-day or overnight mail or delivery or (d) sent by fax, as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

(a) If to the Company:

Axle Holdings II, LLC

c/o Kelso & Company

320 Park Avenue, 24th Floor

New York, New York 10022

Attention: James J. Connors II, Esq.

Telecopy No.: (212) 751-3939

with a copy to (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Attention: Lou R. Kling

Telecopy No.: (917) 777-2770

(b) If to a Member, at the address set forth opposite such Member’s name on Schedule A attached hereto, or at such other address as such Member may hereafter designate by written notice to the Company.

All such notices, requests, demands, waivers and other communications shall be deemed to have been received by (w) if by personal delivery, on the day delivered, (x) if by certified or registered mail, on the fifth Business Day after the mailing thereof, (y) if by next-day or overnight mail or delivery, on the day delivered, or (z) if by fax, on the day delivered, provided that such delivery is confirmed.

Section 15.2 Securities Act Matters. Each Member understands that in addition to the restrictions on transfer contained in this Agreement, he or she must bear the economic risks of his or her investment for an indefinite period because the Interests have not been registered under the Securities Act.

Section 15.3 Headings. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

Section 15.4 Entire Agreement. This Agreement constitutes the entire agreement among the Members with respect to the subject matter hereof, and supersedes any prior agreement or understanding among them with respect to such subject matter.

Section 15.5 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

Section 15.6 Governing Law; Attorneys’ Fees. This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of Delaware, without giving effect to the conflict of laws rules thereof. The substantially prevailing party in any action or proceeding relating to this Agreement shall be entitled to receive an award of, and to recover from the other party or parties, any fees or expenses incurred by him, her or it (including, without limitation, reasonable attorneys’ fees and disbursements) in connection with any such action or proceeding.

Section 15.7 Waiver of Jury Trial. EACH MEMBER HEREBY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 15.8 Waiver of Partition. Except as may otherwise be provided by law in connection with the winding-up, liquidation and dissolution of the Company, each Member hereby irrevocably waives any and all rights that it may have to maintain an action for partition of any of the Company’s property.

Section 15.9 Severability. If any provision of this Agreement is inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatsoever, so long as this Agreement, taken as a whole, still expresses the material intent of the parties hereto. The invalidity of any one or more phrases, sentences, clauses, Sections or subsections of this Agreement shall not affect the remaining portions of this Agreement.

Section 15.10 Further Actions. Each Member shall execute and deliver such other certificates, agreements and documents, and take such other actions, as may reasonably be requested by the Company in connection with the continuation of the Company and the achievement of its purposes, including, without limitation, (a) any documents that the Company deems necessary or appropriate to continue the Company as a limited liability company in all jurisdictions in which the Company or its subsidiaries conduct or plan to conduct business and (b) all such agreements, certificates, tax statements and other documents as may be required to be filed in respect of the Company.

Section 15.11 Amendments. This Agreement (including this Section 15.11) may not be amended, modified or supplemented except by a written instrument signed by the Kelso Members; provided, however, that Kelso may, pursuant to Section 4.8, make such modifications to this Agreement, including Schedule A as are necessary to admit Additional Members. Notwithstanding the foregoing, no amendment, modification or supplement shall adversely affect either (a) a particular Member on a discriminatory basis (or otherwise adversely and disproportionately relative to the other Members) without such Member’s consent (it being understood that any such applicable amendment to the rights or exceptions herein that apply expressly and exclusively to “Parthenon Members” shall require the consent of the Parthenon Members) or (b) the Management Members as a class without the consent of a majority of the Management Members. The Company shall notify all Members after any such amendment, modification or supplement, other than any amendments to Schedule A, as permitted herein, has taken effect.

Section 15.12 Power of Attorney. Each Member (other than the Parthenon Members) hereby constitutes and appoints Kelso as his or her true and lawful representative and attorney-in-fact in his or her name, place and stead to make, execute, acknowledge, record and file the following:

(a) any amendment to the Certificate which may be required by the laws of the State of Delaware because of:

(i) any duly made amendment to this Agreement, or

(ii) any change in the information contained in such Certificate, or any amendment thereto;

(b) any other certificate or instrument which may be required to be filed by the Company under the laws of the State of Delaware or under the applicable laws of any other jurisdiction in which counsel to the Company determines that it is advisable to file;

(c) any certificate or other instrument which Kelso or the Board deems necessary or desirable to effect a termination and dissolution of the Company which is authorized under this Agreement;

(d) any amendments to this Agreement, duly adopted in accordance with the terms of this Agreement; and

(e) any other instruments that Kelso or the Board may deem necessary or desirable to carry out fully the provisions of this Agreement; provided, however, that any action taken pursuant to this power shall not, in any way, increase the liability of the Members beyond the liability expressly set forth in this Agreement, and provided further that where action by a majority of the Board is required, such action shall have been taken.

Such attorney-in-fact is not by the provisions of this Section 15.12 granted any authority on behalf of the undersigned to amend this Agreement, except as provided for in this Agreement. Such power of attorney is coupled with an interest and shall continue in full force and effect notwithstanding the subsequent death or incapacity of the Member granting such power of attorney.

Section 15.13 Fees and Expenses. The Company shall assume (as applicable) and pay all legal, formation, transaction and related expenses incurred by the Company and its Subsidiaries (including all such expenses incurred by the Kelso Members on behalf of the Company and its Subsidiaries). Except as provided in this Agreement or in any other agreement between the Company and such Member or its Affiliates (including the letter agreement dated February 22, 2005, between Kelso & Company, L.P. and Axle Merger Sub, Inc.), all other fees and expenses incurred by any Member in connection with its investment in the Company (including in connection with such Member's negotiation of this Agreement) shall be borne by the respective Member incurring such expenses.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

KELSO MEMBERS

KELSO INVESTMENT ASSOCIATES VII, L.P.

By:	Kelso GP VII, L.P., the general partner

By:	Kelso GP VII, LLC, its general partner

By:	/s/ David I. Wahrhaftig
Name:	David I. Wahrhaftig
Title:	Managing Member

KEP VI, LLC

By:	/s/ David I. Wahrhaftig
Name:	David I. Wahrhaftig
Title:	Managing Member

MANAGEMENT MEMBERS

/s/ Thomas C. O’Brien
Thomas C. O’Brien

/s/ Scott P. Pettit
Scott P. Pettit

/s/ David R. Montgomery
David R. Montgomery

/s/ Donald J. Hermanek
Donald J. Hermanek

/s/ John W. Kett
John W. Kett

/s/ John R. Nordin
John R. Nordin

/s/ Sidney L. Kerley
Sidney L. Kerley

INVESTOR MEMBERS

/s/ Brian T. Clingen
Brian T. Clingen

/s/ Dan Simon
Dan Simon

2

PARTHENON INVESTORS II, L.P., a Delaware limited partnership

By:	PCap Partners II, LLC,
its General Partner

By:	PCap II, LLC
its Managing Member

By:	/s/ John C. Rutherford
Name:	John C. Rutherford or Ernest K. Jacquet
Title:	Managing Member

J&R FOUNDERS’ FUND II, L.P., a Delaware limited partnership

By:	J&R Advisors F.F., LLC,
its General Partner

By:	J&R Investment Management Company, LLC
its Managing Member

By:	/s/ John C. Rutherford
Name:	John C. Rutherford or Ernest K. Jacquet
Title:	Managing Member

PCIP INVESTORS, a Delaware general partnership

By:	Parthenon Capital, LLC.,
its Managing Partner

By:	J&R Investment Management Company, LLC
its Managing Member

By:	/s/ John C. Rutherford
Name:	John C. Rutherford or Ernest K. Jacquet
Title:	Managing Member

3

MAGNETITE ASSET INVESTORS III L.L.C.

By:	BLACKROCK FINANCIAL MANAGEMENT, INC.
As Managing Member

By:	/s/ Mark J. Williams
Name:	Mark J. Williams
Title:	Authorized Signatory

4

Schedule A

Kelso Members

Name & Mailing Address	Date of Admission	Capital Contribution	Common Units
Kelso Investment Associates VII, L.P. c/o Kelso & Company, L.P. 320 Park Avenue, 24th Floor New York, NY 10022	May 10, 2005	$97,353,435.41	3,800,374

KEP VI, LLC c/o Kelso & Company, L.P. 320 Park Avenue, 24th Floor New York, NY 10022	May 10, 2005	$24,106,564.59	941,044

Management Members

Name & Mailing Address	Date of Admission	Capital Contribution	Common Units	Override Units		Benchmark Amount
				Value Units	Operating Units
Thomas C. O’Brien	May 25, 2005	$20,000	781	128,971	64,485	$25.616798

Scott P. Pettit	May 25, 2005	$20,000	781	50,000	25,000	$25.616798

David R. Montgomery	May 25, 2005	$20,000	781	53,333	26,667	$25.616798

Donald J. Hermanek	May 25, 2005	$20,000	781	50,000	25,000	$25.616798

John W. Kett	May 25, 2005	$20,000	781	50,000	25,000	$25.616798

John R. Nordin	May 25, 2005	$20,000	781	33,333	16,667	$25.616798

Sidney L. Kerley	May 25, 2005	$20,000	781	16,667	8,333	$25.616798

Investor Members

Name & Mailing Address	Date of Admission	Capital Contribution	Common Units
PARTHENON MEMBERS:

Parthenon Investors II, L.P. 75 State Street Boston, Massachusetts 02109	May 25, 2005	$14,574,456	568,941

PCIP Investors 75 State Street Boston, Massachusetts 02109	May 25, 2005	$200,544	7,829

J&R Founders Fund II, L.P. 75 State Street Boston, Massachusetts 02109	May 25, 2005	$225,000	8,783

OTHER INVESTOR MEMBERS:

Magnetite Asset Investors III L.L.C. c/o BlackRock Financial Management 40 East 52nd Street New York, NY 10022	May 25, 2005	$2,000,000	78,074

Name & Mailing Address	Date of Admission	Capital Contribution	Common Units
Brian T. Clingen	May 25, 2005	$2,000,000	78,074

Dan Simon	May 25, 2005	$3,000,000	117,111

EXHIBIT A

SPOUSAL WAIVER

Not included in the executed version of the Amended and Restated Limited Liability Company

Agreement of Axle Holdings II, LLC